                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                                (RULE 14a - 101)

                                   ----------

Filed by the Registrant [X]

Check the appropriate box:

[ ]     Preliminary Proxy Statement

[ ] Confidential, For use of the Commission only (as permitted by Rule 14a-6(e)(2))

[X]     Definitive Proxy Statement

[ ]     Definitive Additional Materials

[ ]     Soliciting Material Pursuant to Exchange Act Rule 14a-11 or 14a-12

                                 MARITRANS INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        1)      Title of each class of securities to which transaction applies:

        2)      Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        4)      Proposed maximum aggregate value of transaction:

        5)      Total fee paid:

[ ]     Fee paid previously with preliminary materials.

[ ]     Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)      Amount Previously Paid:

        2)      Form, Schedule or Registration Statement No.:

        3)      Filing Party:

        4)      Date Filed:

Two Harbour Place
302 Knights Run Avenue
Suite 1200
Tampa, FL 33602
813-209-0600


March 11, 2005

Dear Fellow Maritrans Stockholder:


     You are cordially invited to attend the Annual Meeting of Stockholders of Maritrans Inc. (the "Company"), which will be held on Thursday, April 28, 2005, at 9:00 a.m., local time, at the Renaissance Tampa International Plaza Hotel, 4200 Jim Walter Boulevard, Tampa, FL 33607.

     There are two business matters to be considered and voted upon at the meeting. They are the election of three directors; one director to serve for a one-year term and two directors to serve for a three-year term, and the approval of the 2005 Omnibus Equity Compensation Plan, both of which are more specifically discussed in the attached Proxy Statement. Also, attached you will find the Notice of the Annual Meeting and your Proxy Form.

     It is important that your shares be represented at the meeting, and we hope you will be able to attend the meeting in person. Whether or not you plan to attend the meeting, please be sure to complete and sign the enclosed Proxy Form and return it to us in the envelope provided as soon as possible so that your shares may be voted in accordance with your instructions. Your prompt response will save the Company the cost of further solicitation of unreturned proxies.

     We look forward to seeing you in person on April 28, 2005.

Sincerely,


/s/ William A. Smith
-----------------------------------
William A. Smith
Non-Executive Chairman of the Board

                                 MARITRANS INC.
                                TWO HARBOUR PLACE
                             302 KNIGHTS RUN AVENUE
                                   SUITE 1200
                                 TAMPA, FL 33602

                                   ----------

                          NOTICE OF 2005 ANNUAL MEETING
                                 OF STOCKHOLDERS
                            TO BE HELD APRIL 28, 2005

                                   ----------

     The Annual Meeting of Stockholders (the "Meeting") of Maritrans Inc., a Delaware corporation (the "Company"), will be held at the Renaissance Tampa International Plaza Hotel, 4200 Jim Walter Boulevard, Tampa, FL 33607 on Thursday, April 28, 2005, at 9:00 a.m. local time, for the purpose of considering and voting upon the following matters:

     1. The election of three directors; one director to serve for a one (1) year term and two directors to serve for a three (3) year term;

     2. The approval of the Company's 2005 Omnibus Equity Compensation Plan (the "Plan"); and

     3. The transaction of such other business as may properly come before the Meeting and any adjournments or postponements thereof.

     The close of business on March 11, 2005, has been fixed as the date of record for determining stockholders of the Company entitled to receive notice of and to vote at the Meeting and any adjournments or postponements thereof.

     YOUR ATTENTION IS DIRECTED TO THE ACCOMPANYING PROXY STATEMENT, WHICH FORMS A PART OF THIS NOTICE. YOUR VOTE IS IMPORTANT. STOCKHOLDERS ARE RESPECTFULLY REQUESTED BY THE BOARD OF DIRECTORS TO COMPLETE AND SIGN THE ACCOMPANYING PROXY FORM AND RETURN IT TO THE COMPANY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY, IF YOU WISH, AND VOTE IN PERSON.


                                       By Order of the Board of Directors,

                                       Walter T. Bromfield
                                       Secretary

Tampa, Florida
March 11, 2005

                                 MARITRANS INC.
                                TWO HARBOUR PLACE
                             302 KNIGHTS RUN AVENUE
                                   SUITE 1200
                                 TAMPA, FL 33602

                                   ----------

                          NOTICE OF 2005 ANNUAL MEETING
                                 OF STOCKHOLDERS
                            TO BE HELD APRIL 28, 2005

                                   ----------

                                 PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Maritrans Inc. (the "Company") for use at the 2005 Annual Meeting of Stockholders (the "Meeting") to be held on Thursday, April 28, 2005, at 9:00 a.m., local time, at the Renaissance Tampa International Plaza Hotel, 4200 Jim Walter Boulevard, Tampa, FL 33607. Each proxy that is properly executed and returned in time for use at the Meeting will be voted at the Meeting and any adjournments or postponements thereof in accordance with the choices specified. Each proxy may be revoked by the person giving the same at any time before its exercise by notice in writing received by the Secretary.

     The cost of solicitation of proxies will be borne by the Company. Solicitation will be made by mail. Additional solicitation may be made by means of follow-up letter, telephone or fax by officers and employees of the Company, who will not be specially compensated for such services. Proxy forms and materials also will be distributed to beneficial owners through brokers, custodians, nominees and similar parties, and the Company intends to reimburse such parties, upon request, for reasonable expenses incurred by them in connection with such distribution.

     The Proxy Statement and the enclosed Proxy Form are first being mailed to stockholders on or about March 22, 2005. The address of the principal executive offices of the Company is: Maritrans Inc., Two Harbour Place, 302 Knights Run Avenue, Suite 1200, Tampa, FL 33602.


     The Company's annual report to stockholders for the year ended December 31, 2004, including audited financial statements, is being mailed to stockholders with this Proxy Statement, but does not constitute a part of this Proxy Statement.

                              VOTING AT THE MEETING

     Holders of the shares of the Company's common stock, $.01 par value ("Common Stock"), of record at the close of business on March 11, 2005, are entitled to vote at the Meeting. As of close of business on the record date, 8,508,973 shares of Common Stock were outstanding. Each stockholder entitled to vote shall have the right to one vote for each share outstanding in such stockholder's name. The presence in person or by proxy of the holders of record of a majority of the shares entitled to vote at the Meeting shall constitute a quorum. A quorum is necessary before business may be transacted at the Meeting except that, even if a quorum is not present, the stockholders present in person or by proxy shall have the power to adjourn the meeting from time to time until a quorum is present.

     Except for the election of directors, for which a plurality of votes cast is required, and except as otherwise required by law, the Company's Restated Certificate of Incorporation or the Company's By-Laws, the affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting and entitled to vote is required to approve the Plan or to take action with respect to any other matter as may be properly brought before the meeting.

     With regard to the election of directors, votes may be cast in favor of or withheld from any or all nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum. Abstentions may be specified on the proposal to approve the Plan (but not for the election of directors). An abstention will be considered present and entitled to vote at the Meeting, but will not be counted as a vote cast in the affirmative. An abstention on the proposal to approve the Plan will have the effect of a negative vote because this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting and entitled to vote to be approved by the stockholders.

     Brokers who hold shares in street name for customers have the authority under the rules of the New York Stock Exchange to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote those shares with respect to the election of directors; however, brokers are not entitled to vote such shares with respect to the proposal to approve the Plan. A failure by brokers to vote these shares will have no effect on the outcome of the election of directors or the proposal to approve the Plan.

     Shares cannot be voted at the Meeting unless the holder of record is present in person or represented by proxy. The enclosed Proxy Form is a means by which a stockholder may authorize the voting of his or her shares at the Meeting. The shares of Common Stock represented by each properly executed Proxy Form will be voted at the Meeting in accordance with each stockholder's directions. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed Proxy Form; if no choice has been specified, the shares will be voted as recommended by the Board. If any other matters are properly presented to the Meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their best judgment.

     Execution of the accompanying Proxy Form will not affect a stockholder's right to revoke it by giving written notice of revocation to the Secretary of the Company before the proxy is voted, by voting in person at the Meeting, or by executing a later-dated proxy that is received by the Company before the Meeting.

     YOUR PROXY VOTE IS IMPORTANT TO THE COMPANY. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY FORM, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, BY THURSDAY, APRIL 21, 2005. IF YOU PLAN TO ATTEND THE MEETING TO VOTE IN PERSON AND YOUR SHARES ARE REGISTERED WITH THE COMPANY'S TRANSFER AGENT (AMERICAN STOCK TRANSFER & TRUST COMPANY) IN THE NAME OF A BROKER, BANK OR OTHER CUSTODIAN, NOMINEE OR FIDUCIARY, YOU MUST SECURE A PROXY FROM SUCH PERSON ASSIGNING YOU THE RIGHT TO VOTE YOUR SHARES.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock by certain stockholders beneficially owning greater than 5% of the Common Shares as of March 1, 2005:

                                                 SHARES                    VOTING POWER       DISPOSITIVE POWER
                                              BENEFICIALLY   PERCENT     -----------------   ------------------
NAME AND ADDRESS OF BENEFICIAL OWNER             OWNED       OF CLASS     SOLE     SHARED     SOLE      SHARED
-------------------------------------------   ------------   --------    -------  --------   ------   ---------
Ingalls & Snyder LLC (1)...................      1,363,250      16.02%        --        --       --   1,363,250
   61 Broadway
   New York, NY 10006

Kahn Brothers & Co., Inc. .................        632,415       7.43%        --        --       --     632,415
   555 Madison Avenue
   22nd Floor
   New York, NY 10022

----------
(1) Securities reported under shared dispositive power include securities owned by clients of Ingalls & Snyder LLC, a registered broker dealer and a registered investment advisor, in accounts over which employees hold discretionary investment authority. In addition to the Schedule 13G filed by Ingalls & Snyder, Robert L. Gipson also filed a Schedule 13G/A which lists 1,054,500 shares beneficially owned. Robert L. Gipson is a Senior Director at Ingalls & Snyder. The shares reported in Mr. Gipson's filing are held in the Ingalls & Snyder accounts referred to above, where Mr. Gipson holds discretionary investment authority.

     All the information in the table is presented in reliance on information disclosed by the named individuals and groups in Schedule 13Ds or 13Gs filed with the Securities and Exchange Commission.

     The following table sets forth certain information regarding the beneficial ownership of Common Stock by each director of Maritrans Inc., by each executive officer named in the Summary Compensation Table under

"Compensation of Executive Officers," and by all directors and executive officers of Maritrans Inc. and its subsidiaries, as a group, as of March 1, 2005.

     SHARE OWNERSHIP OF MANAGEMENT AND THE BOARD OF DIRECTORS

                                                                    SHARES BENEFICIALLY OWNED
                                                                             (1)(2)
                                                                    -------------------------
          NAME                                                          NUMBER      PERCENT
------------------------------------------------------------------  ------------   ----------
Stephen A. Van Dyck (3)...........................................       322,771         3.79%
Dr. Robert E. Boni (4) ...........................................        45,311             *
Dr. Craig E. Dorman (5)...........................................        42,972             *
Frederick C. Haab (6).............................................         8,051             *
Robert J. Lichtenstein (7) .......................................        42,325             *
William A. Smith (8)..............................................         9,135             *
Brent A. Stienecker (9) ..........................................        22,899             *
Jonathan P. Whitworth.............................................        75,000             *
Walter T. Bromfield (10)..........................................        87,422         1.02%
Stephen M. Hackett (11)...........................................        97,704         1.14%
Rosalee R. Fortune................................................         1,377             *
All directors and executive officers as a group (13 persons)......       765,972         8.86%

----------
    * less than one percent

          (1) Unless otherwise indicated, each person has sole voting and investment power with respect to all Common Stock owned by such person.

          (2) The addresses of the stockholders are Two Harbour Place, 302 Knights Run Avenue, Suite 1200, Tampa, FL 33602.


          (3) Mr. Van Dyck's shares do not include the 79,654 shares beneficially owned by his wife to which Mr. Van Dyck disclaims beneficial ownership.

          (4) Dr. Boni has shared investment power for a portion of the shares with his wife. Shares of Common Stock subject to options exercisable within 60 days of March 1, 2005 total 1,207.

          (5) Dr. Dorman has shared investment power for a portion of the shares with his wife. Shares of Common Stock subject to options exercisable within 60 days of March 1, 2005 total 23,852.

          (6) Shares of Common Stock subject to options exercisable within 60 days of March 1, 2005 total 1,207.

          (7) Mr. Lichtenstein has shared investment power for a portion of the shares with his wife. Shares of Common Stock subject to options exercisable within 60 days of March 1, 2005 total 5,380.

          (8) Shares of Common Stock subject to options exercisable within 60 days of March 1, 2005 total 1,207.

          (9) Shares of Common Stock subject to options exercisable within 60 days of March 1, 2005 total 12,808.

          (10) Mr. Bromfield has shared investment power for a portion of the shares with his wife. Shares of Common Stock subject to options exercisable within 60 days of March 1, 2005 total 45,358.

          (11) Shares of Common Stock subject to options exercisable within 60 days of March 1, 2005 total 48,332.


     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes securities over which voting or investment power is held. Shares of Common Stock subject to options exercisable within 60 days of March 1, 2005, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Shares that carry restrictions as to vesting and shares subject to options currently exercisable within 60 days of March 1, 2005, are considered beneficially owned with respect to this table.

                          MATTERS CONCERNING DIRECTORS

ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation provides that the Board of Directors of the Company is classified into three classes of directors having staggered terms of office.

     The Board is currently comprised of six directors serving staggered terms of office. The term of three current directors, Dr. Robert E. Boni, Dr. Craig E. Dorman and Mr. Brent A. Stienecker, will expire at the 2005 Annual Meeting. The Board has nominated Dr. Boni, Dr. Dorman and Mr. Stienecker for election as directors of the Company. Dr. Boni's term of office would expire in 2006. Dr. Dorman and Mr. Stienecker's terms of office would expire in 2008. The remaining three directors will continue to serve in accordance with their prior election.

     Unless instructed otherwise, the persons named in the enclosed proxy, or their substitutes, will vote signed and returned proxies FOR the nominees. The nominees have agreed to serve if elected. The directors are to be elected by a plurality of the votes cast at the Meeting.

     If for any reason not presently known, a nominee is not available for election, another person may be nominated by the Board and voted for in the discretion of the persons named in the enclosed proxy. Vacancies on the Board occurring after the election will be filled by Board appointment to serve as provided by the Company's By-Laws.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE.

     The information provided below with respect to each nominee for director and each other person currently serving as a director of the Company whose term of office will continue after the Meeting has been provided by each such person at the request of the Company.

Nominees for Election at the 2005 Annual Meeting for Terms Expiring in 2006

   DR. ROBERT E. BONI ......... Dr. Boni retired as Chairman of Armco Inc., a steel, oil field equipment and insurance corporation on November 30, 1990. Dr. Boni became Chief Executive Officer of Armco Inc. in 1985 and Chairman in 1986. He served as Non-Executive Chairman of the Board of and consultant for Alexander & Alexander Services Inc., a financial services company, during 1994 and as a consultant for that company during January 1995. Since 1997, he has served as Non-Executive Chairman of the Board of Kytogenics Pharmaceuticals, Inc., a biomaterials and research and development company. He has been a partner at Lane McVicker LLC, a property and casualty insurance company, since 1999 and Non-Executive Chairman since January 1, 2004. Dr. Boni is also currently a member of the Board of Directors of Controlling Technologies International, Inc., a metals technology company. He is the Chairman of the Company's Compensation Committee of the Board of Directors. Dr. Boni is 77 and has served on the Board of Directors since 1990.

Nominees for Election at the 2005 Annual Meeting for Terms Expiring in 2008

   DR. CRAIG E. DORMAN ........ Dr. Dorman is Vice  President  (Research) at the
                                University of Alaska, Statewide System. From
                                1996 through early 2002, Dr. Dorman was on an Intergovernmental Personnel Act (IPA) assignment to the Office of Naval Research from Pennsylvania State University, where he was a Senior Scientist at the Applied Research Lab. In 1994 through mid-1995, he served as Deputy Director Defense Research and Engineering for Laboratory Management, U.S. Department of Defense, on an IPA assignment from Woods Hole Oceanographic Institute (WHOI). He was Director and Chief Executive Officer of WHOI from 1989 through 1993. From 1962 to 1989, Dr. Dorman was an officer in the U.S. Navy, most recently Rear Admiral and Program Director for Anti-Submarine Warfare. He is a member of the Company's Compensation and Nominating and Corporate Governance Committees of the Board of Directors. Dr. Dorman is 64 and has served on the Board of Directors since 1991.

   BRENT A. STIENECKER ........ Mr. Stienecker retired as President of Crowley
                                Marine Services, a tug and barge and specialized contract services subsidiary of Crowley Maritime Corporation on December 31, 1998. He served as President of Crowley Marine Services from 1992 through 1998. Mr. Stienecker had been employed by Crowley Maritime Corporation in various capacities since 1975. He is the Chairman of the Company's Audit Committee of the Board of Directors. Mr. Stienecker is 66 and has served on the Board of Directors since 1999.

Directors Continuing in Office with Terms Expiring in 2006

   WILLIAM A. SMITH............ Mr. Smith has been a Managing  Director of
                                Galway Group, L.P., an investment banking and energy consulting firm, or its affiliates, since September 2002. From 1999 to 2002, Mr. Smith worked in various capacities at El Paso Corporation, most recently Chairman of El Paso Merchant Energy's Global Gas Group. Previous positions at El Paso included President of El Paso Global LNG and Executive Vice President of Corporate Development. Prior to Sonat Inc.'s merger with El Paso in 1999, Mr. Smith held various executive positions with Sonat, including Executive Vice President and General Counsel for several years before the merger. He is Chairman of the Board of Directors of Advanced Production and Loading AS, a Norwegian oil service company, since June 2004. On February 15, 2005, Mr. Smith was named Non-Executive Chairman of the Board of Directors. He is also a member of the Company's Audit and Compensation Committees of the Board of Directors. Mr. Smith is 60 and has served on the Board of Directors since 2003.

Directors Continuing in Office with Terms Expiring in 2007

   ROBERT J. LICHTENSTEIN ..... Mr. Lichtenstein  has been a partner in the law firm of Morgan, Lewis & Bockius LLP since 1988. He is the Chairman of the Company's Nominating and Corporate Governance Committee of the Board of Directors. See "Certain Transactions -- Other". Mr. Lichtenstein is 57 and has served on the Board of Directors since 1995.

   FREDERICK C. HAAB .......... Mr. Haab is Chairman of F.C.  Haab Co.,  Inc., a
                                petroleum products and HVAC services company. Mr. Haab is presently on the Regional Board of PNC Bank of Philadelphia having previously served as Audit Committee Chairman on the Midlantic Bank Board of Directors. He is a member of the Boards of The Lankenau Hospital Foundation and The Episcopal Academy and Vice President of The Union League of Philadelphia. He is a member of the Company's Audit and Nominating and Corporate Governance Committees of the Board of Directors. Mr. Haab is 67 and has served on the Board of Directors since 2002.

     On February 15, 2005, Stephen A. Van Dyck announced his retirement and entered into a Confidential Transition and Retirement Agreement (the "Agreement"). As of the date of the Agreement, Mr. Van Dyck retired and resigned from all directorships and offices with the Company, including Executive Chairman of the Company's Board of Directors. He will serve as a consultant to the Company through December 31, 2007.

REQUIREMENTS FOR ADVANCE NOTIFICATION OF NOMINEES

     Section 4.13(b) of the Company's By-Laws provides that any stockholder entitled to vote for the election of a director at a meeting may nominate a director for election if written notice of the stockholder's intent to make such a nomination is received by the Secretary of the Company not less than 14 days nor more than 50 days prior to any meeting of the stockholders called for the election of directors, with certain exceptions. This notice must contain or be accompanied by the following information:

     (a)  the name of the stockholder who intends to make the nomination;

     (b) a representation that the stockholder is a holder of record of the Company's voting stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

     (c) such information regarding each nominee that would be required in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission if proxies had been solicited with respect to the nominee by the management or Board of Directors of the Company;

     (d) a description of all arrangements or understandings among the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; and

     (e)  the consent of each nominee to serve as a director of the Company.

     Pursuant to the above requirements, the Secretary of the Company must receive appropriate notices in respect of nominations for directors no later than April 14, 2005.

INFORMATION ON COMMITTEES OF THE BOARD OF DIRECTORS

     There were seven Board of Directors meetings and twenty four Board of Directors Committee meetings during 2004. Each director attended 100% of the combined number of meetings of the Board of Directors and Committees thereof on which he served.

     The Board of Directors has established standing Audit, Compensation, Finance and Nominating and Corporate Governance Committees. The principal responsibilities of the Committees are described below. Information regarding the members of each Committee is included in the director biographies set forth under "Matters Concerning Directors."

     THE AUDIT COMMITTEE presently consists of three non-employee directors:
Brent A. Stienecker (Chairman), Frederick C. Haab and William A. Smith. The Audit Committee met thirteen times in 2004 and is required to meet four times annually. The Company's independent auditors attended ten of the Audit Committee meetings. The members of the Committee must be independent. The members are appointed annually by the Company's Board of Directors. The Board of Directors has determined that all members of the Audit Committee are financially literate and that Brent A. Stienecker possesses the accounting and financial management expertise as defined by the New York Stock Exchange listing standards and is the Audit Committee financial expert pursuant to the applicable Securities and Exchange Commission rules. The Committee has responsibility for overseeing the Company's financial reporting process on behalf of the Board of Directors; reviewing the independence of the Company's independent auditors; recommending to the Board of Directors the independent auditors to be retained by the Company; reviewing the audited financial results for the Company; reviewing with the Company's independent auditors the scope and results of their quarterly reviews and annual audits; and reviewing with the independent auditors and with Company management the Company's accounting and reporting principles, practices and policies and the adequacy of the Company's accounting, operating and financial methods and controls. The Audit Committee has considered the compatibility of non-audit services with the auditor's independence. The Board of Directors has adopted a written charter for the Audit Committee.

     THE COMPENSATION COMMITTEE presently consists of three non-employee directors: Dr. Robert E. Boni (Chairman), Dr. Craig E. Dorman and William A. Smith. The Compensation Committee met five times in 2004 and is required to meet three times annually. The members of the Committee must be independent. The members are appointed annually by the Company's Board of Directors. The primary duties of the Compensation Committee include: annually reviewing and recommending to the Board of Directors, for final approval, the total compensation package for all executive officers of the Company (executive officers are defined as the CEO, CFO, Business Leaders and others designated as "Executives" under the Company's incentive compensation plans); annually reviewing and approving the general compensation policy and practice for all other employees of the Company and its subsidiaries; administering the Equity Compensation Plan and the 1999 Directors and Key Employees Equity Compensation Plan; reviewing and monitoring the Company's investment policy and practices with respect to the assets of the Retirement Plan and the Profit Sharing and Savings Plan; determining the contribution to the profit sharing portion of the Profit Sharing and Savings Plan; considering and recommending to the Board of Directors, when appropriate, amendments or modifications to existing compensation and employee benefit programs and the adoption of new plans; evaluating the performance of the Company's Chief Executive Officer against pre-established criteria; and reviewing with the Company's Chief Executive Officer the performance of the executive officers who report to him and in conjunction with the Chief Executive Officer, establishing and monitoring the succession plan for executive management.

     THE FINANCE COMMITTEE did not meet in 2004. At its last meeting in 1999, the Finance Committee recommended and the Board subsequently adopted a redistribution of the Finance Committee's responsibilities and the suspension of the Committee to avoid redundancies and to streamline the Board processes. The Board implemented the recommendations and now, as a full Board, periodically reviews investment policies and practices and the amounts and nature of financings available to the Company and subsidiaries; monitors the status of existing financings; and considers and implements the dividend policy of the Company. The Board assigned the responsibility of reviewing and monitoring the Company's investment policy and practices with respect to the assets of the Retirement Plan and the Profit Sharing and Savings Plan to the Compensation Committee of the Board.

     THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE presently consists of three non-employee directors: Robert J. Lichtenstein (Chairman), Dr. Craig E. Dorman and Frederick C. Haab. The Nominating and Corporate Governance Committee met six times in 2004 and is required to meet three times annually. The members of the Committee must be independent. The members are appointed annually by the Company's Board of Directors. The primary duties and responsibilities of the Nominating and Corporate Governance Committee include: annually determining and recommending to the Board the slate of nominees to be members of the Board that will be submitted to, and voted upon by, the stockholders; determining and recommending to the Board any individual who is to be elected by the Board as a member to fill a vacancy; annually determining and recommending to the Board those directors who are to serve as members of the various Committees of the Board and recommending the chairman of each of the Committees; periodically considering the size of the Board and, when appropriate, recommending changes to the Board; periodically evaluating the standing Committees of the Board; leading the Board and Committee self-evaluation process and, when appropriate, recommending deletion or creation of additional Committees; developing and implementing policies and procedures related to corporate governance, including reviewing and monitoring implementation of the Company's Corporate Governance Guidelines; and determining the compensation paid to the Board of Directors.

CORPORATE GOVERNANCE MATTERS

     Director Independence

     The Board of Directors has relied upon the New York Stock Exchange definition of "independence" in determining the independence of the members of the Board. The New York Stock Exchange independence tests state that no director qualifies as independent unless the board of directors affirmatively determines that the director has no material relationship with the Company. In addition, a director is not independent if: (i) the director is, or has been within the last three years, an employee of the Company or an immediate family member(1) is, or has been within the last three years, an executive officer of the Company; (ii) the director has received, or an immediate family member has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), (iii) (A) the director or an immediate family member is a current partner of a firm that is the Company's internal or external auditor; (B) the director is a current employee of such firm; (C) the director has an immediate family member who is a current employee of such firm and who participates in the firm's audit, assurance and tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company's audit within that time; (iv) the director or an immediate family is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers at the same time serves or served on that company's compensation committee; or (v) the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or

----------
(1) "Immediate family member" is defined as including a person's spouse, parents, children, siblings, mother and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who share such person's home.

services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues.

     The Board of Directors, in applying the above referenced independence tests, has affirmatively determined that the Company's current independent directors are Dr. Robert E. Boni, Dr. Craig E. Dorman, Frederick C. Haab, Robert
J. Lichtenstein, William A. Smith and Brent A. Stienecker. As part of the Board's process of making the independence determination, each director provided written assurances that all of the above criteria have been satisfied and he has no other material relationship with the Company that could interfere with his ability to exercise independent judgment. A majority of the Company's Board of Directors have been determined to meet the New York Stock Exchange's standards for independence.

     The Company's independent directors held four formal meetings independent from management during 2004. Dr. Robert E. Boni acted as Chairman at the meetings of the independent directors.

     Audit Committee

     o The Board of Directors has determined that each member of the Audit Committee is independent in accordance with applicable New York Stock Exchange and Securities and Exchange Commission guidelines. See discussion in "Director Independence" above.

     o The Board of Directors has determined that all members of the Audit Committee are financially literate and that Brent A. Stienecker possesses the accounting and financial management expertise as defined by the New York Stock Exchange listing standards and is the Audit Committee financial expert pursuant to the applicable Securities and Exchange Commission rules.

     o The Board of Directors has adopted a formal charter under which the Audit Committee operates. The charter governs the duties, responsibilities and conduct of the Audit Committee. Copies of the charter can be accessed on the Company's website, www.maritrans.com or by contacting the Company at the address listed on the first page of this Proxy Statement (Attention: Investor Relations) or by calling
          (813) 209-0600 ext. 520.

     o The Company's independent auditors, Ernst & Young LLP, report directly to the Audit Committee.

     o The Audit Committee meets with management and Ernst & Young LLP prior to the filing of all officers' certifications with the Securities and Exchange Commission.

     o The Audit Committee has adopted a confidential and anonymous reporting hotline for employees to contact the Committee with any concerns regarding questionable accounting or auditing practices.

     Nominating and Corporate Governance Committee

     o The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent in accordance with applicable New York Stock Exchange and Securities and Exchange Commission guidelines. See discussion in "Director Independence" above.

     o The Board of Directors has adopted a formal charter under which the Nominating and Corporate Governance Committee operates. The charter governs the duties, responsibilities and conduct of the Nominating and Corporate Governance Committee. Copies of the charter can be accessed on the Company's website, www.maritrans.com or by contacting the Company at the address listed on the first page of this Proxy Statement (Attention: Investor Relations) or by calling (813) 209-0600 ext.520.

     o The Nominating and Corporate Governance Committee considers candidates to be recommended to the stockholders for membership on the Board of Directors as suggested by the existing Board members (including members of the Committee) as well as by management or stockholders. A stockholder who wishes to recommend a prospective nominee for consideration by the Committee must follow the procedures described in the section entitled "Requirements for Advance Notification of Nominees" in this Proxy Statement. Upon identifying a prospective nominee, the Nominating and Corporate Governance Committee makes an initial determination as to whether to conduct a full evaluation of the candidate based on the information provided to the Committee along with the Committee's knowledge of the prospective candidate. The preliminary determination is based on the size, function and needs of the Board. Once the Committee determines that they will proceed will a full evaluation, the Committee assesses the candidate's qualifications in light of the Company's Corporate Governance Guidelines, including each candidate's competency in the following areas: (i) industry knowledge; (ii) accounting and finance; (iii) business judgment; (iv) management; (v) leadership; (vi) business strategy; (vii) crisis management; (viii) corporate governance; and (ix) risk management. The Committee also considers any other relevant factors as it deems appropriate. In conjunction with the evaluation, the Committee determines whether it will conduct an interview with the candidate. If an interview is warranted, either one member of the Committee, the full Committee or the Committee as well as other Board members conduct the interview. Once the evaluation and interview is complete and the Committee has determined that they would like to recommend the candidate, the candidate is recommended to the full Board. The Board will determine the nominees after considering the recommendations of the Committee. The Company does not make any distinction between internally recommended candidates and candidates recommended by stockholders.

     Compensation Committee

     o The Board of Directors has determined that each member of the Compensation Committee is independent in accordance with the New York Stock Exchange and Securities and Exchange Commission guidelines. See discussion in "Director Independence" above.

     o The Board of Directors has adopted a formal charter under which the Compensation Committee operates. The charter governs the duties, responsibilities and conduct of the Compensation Committee. Copies of the charter can be accessed on the Company's website, www.maritrans.com or by contacting the Company at the address listed on the first page of this Proxy Statement (Attention: Investor Relations) or by calling (813) 209-0600 ext.520.

     Corporate Governance Guidelines

     o The Board of Directors has adopted formal guidelines under which the Board of Directors operates. The guidelines govern the duties, responsibilities and conduct of the Board of Directors. Copies of the guidelines can be accessed on the Company's website, www.maritrans.com or by contacting the Company at the address listed on the first page of this Proxy Statement (Attention: Investor Relations) or by calling
          (813) 209-0600 ext. 520.

     Business Ethics Policy

     o The Board of Directors has adopted a Business Ethics Policy. The Policy includes provisions including, but not limited to, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of Company assets, compliance with laws, rules and regulations and encouraging the reporting of any illegal or unethical behavior. The Policy also includes Special Ethics Guidelines for Employees with Financial Reporting Responsibilities. Copies of the Policy can be accessed on the Company's website, www.maritrans.com or by contacting the Company at the address listed on the first page of this Proxy Statement (Attention: Investor Relations) or by calling
          (813) 209-0600 ext. 520.

     Loans to Executive Officers and Directors

     It is the Company's policy to comply with and operate in a manner consistent with legislation in existence prohibiting the granting of personal loans to executive officers and directors.

     Attendance at Annual Meeting of Stockholders

     It is the Board of Director's policy to expect that all directors will attend the annual meeting of stockholders, except where failure to attend resulted from unavoidable circumstances discussed in advance with the Chairman of the Board. All members of the Board of Directors with the exception of Dr. Boni attended the 2004 Annual Meeting of Stockholders.

     Communication with the Board of Directors

     A stockholder who wishes to communicate with the Board of Directors may do so by sending an e-mail to BOD@maritrans.com or by sending a written request addressed to the Directors in care of Judith M. Cortina, Controller, at the address appearing on the front page of this Proxy Statement. Communications will be relayed to the intended Board recipient except in instances where it is deemed unnecessary or inappropriate to do so pursuant to the procedures established by the Nominating and Corporate Governance Committee. Any communications withheld will nonetheless be recorded and available for any director who wishes to review it.

     Directors' Compensation

     In February 2004, the Compensation Committee of the Board of Directors approved a new compensation policy for the Board of Directors. Each independent director is paid an annual retainer fee of $30,000, of which one-half is paid in cash and one-half is paid in Company Common Stock if a minimum stock ownership requirement of $150,000 is not then satisfied. If the independent director owns stock in excess of $150,000, then the total retainer is paid in cash. The chairman of each committee receives an annual retainer fee of $5,000. Each audit committee member receives an additional annual amount of $2,500. The lead director receives an additional annual fee of $5,000. In addition, the Directors receive an annual stock grant with a present value equal to $20,000.

     During 2004, pursuant to its compensation policy for independent directors, 2,283 retainer shares were issued to the independent directors not meeting the stock ownership requirement. Each director received 1,479 shares for the annual stock grant. The aggregate amount of cash paid to directors in 2004 was $170,000.

APPROVAL OF THE MARITRANS INC. 2005 OMNIBUS EQUITY COMPENSATION PLAN

     Proposal

     On February 15, 2005, the Board of Directors adopted, subject to stockholder approval at the Meeting, the Maritrans Inc. 2005 Omnibus Equity Compensation Plan (the "Plan"). The Board of Directors has directed that the proposal to approve the Plan be submitted to the Company's stockholders for their approval at the Meeting. Also, stockholder approval is being sought (i) so that the compensation attributable to grants under the Plan may qualify for an exemption from the $1,000,000 deduction limit under Section 162(m) of the Internal Revenue Code (the "Code") (see discussion of "Section 162(m)" under "Federal Income Tax Consequences" below), (ii) in order for incentive stock options to meet the requirements of the Code, and (iii) in order to meet the New York Stock Exchange listing requirements.

     The material terms of the Plan are summarized below. A copy of the full text of the Plan is attached to this Proxy Statement as Appendix A. This summary of the Plan is not intended to be a complete description of the Plan and is qualified in its entirety by the actual text of the Plan to which reference is made.

     Vote Required for Approval

     Approval of the proposal to approve the Plan requires the affirmative vote of the holders of a majority of shares present in person or represented by proxy at the Meeting and entitled to vote. Abstentions may be specified on the proposal and will be considered present at the Meeting, but will not be counted as affirmative votes. Abstentions, therefore, will have the practical effect of voting against the proposal because the affirmative vote of a majority of the shares present at the meeting and entitled to vote with respect to this matter is required to approve the proposal. Broker non-votes are considered not present at the meeting with respect to this matter and, therefore, will not be voted or have any effect on the proposal. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL.

     Material Features of the Plan

     General. The Plan provides that grants may be in any of the following forms: (i) incentive stock options, (ii) nonqualified stock options (incentive stock options and nonqualified stock options collectively are referred to as "options"), (iii) stock appreciation rights ("SARs"), (iv) stock units, (v) performance shares, (vi) stock awards, (vii) dividend equivalents, and (viii) other stock-based awards.

     The Plan authorizes up to 300,000 shares of Common Stock for issuance, subject to adjustment in certain circumstances as described below. If and to the extent options and SARs granted under the Plan terminate, expire or are cancelled, forfeited, exchanged or surrendered without being exercised or if any stock awards, stock units, performance shares, dividend equivalents or other stock-based awards are forfeited or terminated, or otherwise not paid in full, the shares subject to such grants will become available again for purposes of the Plan. In addition, the Plan provides that if any shares of Common Stock are surrendered to pay the exercise price of an option or withheld for purposes of satisfying the Company's minimum tax withholding obligations with respect to a grant, such shares will also again become available for grant under the Plan. If any grants under the Plan are paid in cash, and not in shares of Common Stock, any shares subject to such grant will also again become available for grant under the Plan.

     The Plan provides that the maximum aggregate number of shares of Common Stock that may be made with respect to grants, other than dividend equivalents, to any individual during any calendar year is 125,000 shares, subject to adjustment as described below. In addition, the maximum aggregate number of shares of Common Stock with respect to grants of stock units, performance shares, stock awards and other stock-based awards that may be made to any individual during a calendar year is also 125,000 shares, subject to adjustment as described below. Grantees may not accrue dividend equivalents during any calendar year under the Plan in excess of $500,000.

     If approved by the stockholders, the Plan will become effective on April 29, 2005.

     Administration. The Plan is administered and interpreted by the Compensation Committee: however, the Board of Directors or its delegate will make grants under the Plan to the Company's non-employee directors. The Compensation Committee has the authority to (i) determine the individuals to whom grants will be made under the Plan, (ii) determine the type, size and terms of the grants, (iii) determine the time when grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued grant, subject to the limitations described below, (v) adopt guidelines separate from the Plan that set forth the specific terms and conditions for grants under the Plan, and (vi) deal with any other matters arising under the Plan. The determinations of the Compensation Committee are made in its sole discretion and are final, binding and conclusive. The Compensation Committee presently consists of Dr. Boni, Dr. Dorman and Mr. Smith, each of whom is a non-employee director of the Company.

     Eligibility for Participation. All of the employees of the Company and its subsidiaries, and advisors and consultants of the Company and its subsidiaries, are eligible for grants under the Plan. Non-employee directors of the Company are also eligible to receive grants under the Plan. As of April 29, 2005, approximately 70 employees and 6 non-employee directors will be eligible to receive grants under the Plan; it is not possible to specify in advance the number of advisors and consultants who will be eligible for grants under the Plan.

     Types of Awards.

     Stock Options

     The Compensation Committee may grant options intended to qualify as incentive stock options within the meaning of Section 422 of the Code ("ISOs") or so-called "nonqualified stock options" that are not intended to so qualify ("NQSOs") or any combination of ISOs and NQSOs. Anyone eligible to participate in the Plan may receive a grant of NQSOs. Only employees of the Company and certain of its subsidiaries may receive a grant of ISOs.

     The Compensation Committee fixes the exercise price per share for options on the date of grant. The exercise price of any option granted under the Plan may not be less than the fair market value of the underlying shares of Common Stock on the date of grant. However, if the grantee of an ISO is a person who holds more than ten percent of the total combined voting power of all classes of outstanding stock of the Company, the exercise price per share of an ISO granted to such person must be at least 110% of the fair market value of a share of Common Stock on the date of grant. To the extent that the aggregate fair market value of shares of Common Stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a grantee during any calendar year exceeds $100,000, such ISOs will be treated as NQSOs.

     The Compensation Committee determines the term of each option; provided, however, that the term may not exceed ten years from the date of grant and, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of outstanding stock of the Company, the term for such person may not exceed five years from the date of grant. The vesting period for options commences on the date of grant and ends on such date as is determined by the Compensation Committee, in its sole discretion, which is specified in the grant letter. A grantee may exercise an option by delivering notice of exercise to the Company or its designated agent. The grantee will pay the exercise price and any withholding taxes for the option: (i) in cash or by check, (ii) with the approval of the Compensation Committee, by delivering shares of Common Stock already owned by the grantee and having a fair market value on the date of exercise equal to the exercise price or through attestation to ownership of such shares, (iii) in cash, on the T+3 settlement date that occurs after the exercise date specified in the notice of exercise, provided that the grantee exercises the option through an irrevocable agreement with a registered broker and the payment is made in accordance with the procedures permitted by Regulation T of the Federal Reserve Board and such procedures do not violate applicable law, or
(iv) by such other method as the Compensation Committee may approve, to the extent permitted by applicable law.

     SARs

     The Compensation Committee may grant SARs to anyone eligible to participate in the Plan. SARs may be granted in connection with, or independently of, any option granted under the Plan. Upon exercise of a SAR, the grantee will receive an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the base amount set forth in the grant letter. Such payment to the grantee will be in cash, in shares of Common Stock, or in a combination of cash and shares of Common Stock, as determined by the Compensation Committee. The Compensation Committee will determine the period when SARs vest and become exercisable, the base amount for SARs and whether SARs will be granted in connection with, or independently of, any options. SARs may be exercised while the grantee is employed by or providing service to the Company or within a specified period of time after termination of such employment or service.

     Stock Units

     The Compensation Committee may grant stock units to anyone eligible to participate in the Plan. Each stock unit provides the grantee with the right to receive a share of Common Stock or an amount based on the value of a share of Common Stock at a future date. The Compensation Committee determines the number of stock units that will be granted, whether stock units will become payable if specified performance goals or other conditions are met, or under other circumstances, and the other terms and conditions applicable to the stock units. Stock units may be paid at the end of a specified period or deferred to a date authorized by the Compensation Committee. If a stock unit becomes distributable it will be paid to the grantee in cash, in shares of Common Stock, or in a combination of cash and shares of Common Stock, as determined by the Compensation Committee.

     Performance Shares

     The Compensation Committee may grant performance shares to anyone eligible to participate in the Plan. Each performance share provides the grantee with the right to receive a share of Common Stock or an amount based on the value of a share of Common Stock, if specified performance goals are met. The Compensation Committee determines the number of performance shares that will be granted, the performance goals and other conditions for payment of performance shares, the target amount that will be paid under a performance share based on the achievement of the performance goals, and the other terms and conditions applicable to the performance shares. Payments with respect to performance shares will be made in cash, in shares of Common Stock, or in a combination of cash and shares of Common Stock, as determined by the Compensation Committee.

     Stock Award

     The Compensation Committee may grant stock awards to anyone eligible to participate in the Plan. The Compensation Committee may require that grantees pay consideration for the stock awards and may impose restrictions on the stock awards. If restrictions are imposed on stock awards, the Compensation Committee will determine whether they will lapse over a period of time or according to such other criteria as the Compensation

Committee determines appropriate. The Compensation Committee determines the number of shares of Common Stock subject to the grant of stock awards and the other terms and conditions of the grant. The Compensation Committee will determine to what extent and under what conditions grantees will have the right to vote shares of Common Stock and to receive dividends or other distributions paid on such shares during the restriction period. The Compensation Committee may determine that a grantee's entitlement to dividends or other distributions with respect to stock awards will be subject to the achievement of performance goals or other conditions.

     Dividend Equivalents

     The Compensation Committee may grant dividend equivalents to anyone eligible to participate in the Plan. Dividend equivalents may be granted in connection with any grants under the Plan and are payable in cash or shares of Common Stock and may be paid currently or accrued as contingent obligations. The terms and conditions of dividend equivalents are determined by the Compensation Committee.

     Other Stock-Based Awards

     The Compensation Committee may grant other types of stock-based awards that would not otherwise constitute options, SARs, stock units, performance shares, stock awards and dividend equivalents. The Compensation Committee may grant other stock-based awards to anyone eligible to participate in the Plan. These grants will be cash-based or based on, measured by or payable in shares of Common Stock, and will be payable in cash, in shares of Common Stock, or in a combination of cash and shares of Common Stock. The terms and conditions for these grants will be determined by the Compensation Committee.

     Qualified-Performance Compensation. The Plan permits the Compensation Committee to impose and specify objective performance goals that must be met with respect to grants of stock units, performance shares, stock awards, dividend equivalents and other stock-based awards to employees. The Compensation Committee will determine the performance periods for the performance goals. Forfeiture of all or part of any such grant will occur if the performance goals are not met, as determined by the Compensation Committee. Prior to, or soon after the beginning of, the performance period, the Compensation Committee will establish in writing the performance goals that must be met, the applicable performance periods, the amounts to be paid if the performance goals are met, and any other conditions. The performance goals, to the extent designed to meet the requirements of Section 162(m) of the Code, will be based on one or more of the following measures: Common Stock price, earnings per share of Common Stock, net earnings, operating earnings, return on assets, stockholder return, return on equity, growth in assets, unit volume, sales, market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures. The foregoing measures may be based on the employee's business unit or the performance of the Company or the Company's subsidiaries independently or as a whole, or a combination of the foregoing.

     Deferrals. The Compensation Committee may permit or require grantees to defer receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be due to the grantee in connection with a grant under the Plan. The Compensation Committee will establish the rules and procedures applicable to any such deferrals.

     Adjustment Provisions. If there is any change in the number or kind of shares of Common Stock by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, by reason of a merger, reorganization or consolidation, by reason of a recapitalization or change in par value or by reason of any other extraordinary or unusual event affecting the outstanding shares of Common Stock as a class without the Company's receipt of consideration, or if the value of outstanding shares of Common Stock is substantially reduced as a result of a spinoff or the Company's payment of an extraordinary dividend or distribution, the number of shares of Common Stock available for grants, the limit on the number of shares of Common Stock for which any individual may receive pursuant to grants in any year, the number of shares covered by outstanding grants, the kind of shares to be issued or transferred under the Plan, and the price per share or the applicable market value of such grants will be appropriately adjusted by the Compensation Committee to reflect any increase or decrease in the number or kind of issued shares of Common Stock in order to preclude, to the extent practicable, the enlargement or dilution of the rights and benefits under such grants.

     Change of Control. If a change of control occurs, unless the Compensation Committee determines otherwise, all outstanding options and SARs will automatically accelerate and become fully exercisable, the restrictions and conditions on all outstanding stock awards will immediately lapse, grantees holding outstanding performance shares will receive payment in settlement of such performance shares (in an amount determined by the Compensation Committee, based on the grantee's target payment for the performance period and the portion of the performance period that precedes the change of control), all outstanding stock units will become payable in cash or shares of Common Stock in an amount not less than their target amount (as determined by the Compensation Committee), and dividend equivalents and other-stock based awards will become fully payable in cash or shares of Common Stock (in amounts determined by the Compensation Committee).

     If a change of control occurs where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Compensation Committee determines otherwise, all outstanding options and SARs that are not exercised will be assumed by, or replaced with comparable options and rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other grants that remain outstanding will be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).

     In the event of a change of control, the Compensation Committee may also take any of the following actions with respect to outstanding grants, without the consent of the grantee, (i) require that grantees surrender their outstanding options and SARs in exchange for payment by the Company, in cash or shares of Common Stock as determined by the Compensation Committee, in an amount equal to the amount by which the then fair market value subject to the grantee's unexercised options and SARs exceeds the exercise price of the option or the base amount of the SAR, as applicable, (ii) after giving grantees the opportunity to exercise their outstanding options and SARs, the Compensation Committee may terminate any or all unexercised options and SARs at such time as the Compensation Committee determines appropriate, and (iii) with respect to grantees holding stock units, performance shares, dividend equivalents and other stock-based awards, the Compensation Committee may determine that such grantees will receive a payment in settlement of such grants, in such amount and form as may be determined by the Compensation Committee.

     Repricing of Options. The Plan includes a restriction providing that, without stockholder approval, neither the Compensation Committee nor the Board of Directors can amend or replace options previously granted under the Plan in a transaction that constitutes a "repricing" as that term is defined under the New York Stock Exchange rules. Adjustments to the exercise price or number of shares of Common Stock subject to an option to reflect the effects of a stock split or other extraordinary corporate transaction will not constitute a "repricing."

     Amendment and Termination of the Plan. The Board of Directors may amend or terminate the Plan at any time, subject to stockholder approval if such approval is required under any applicable laws or stock exchange requirements. No grants may be issued under the Plan after April 28, 2015.

     Grants Under the Plan. No grants have been awarded under the Plan. It is currently not possible to predict the number of shares of Common Stock that will be granted or who will receive any grants under the Plan after the Meeting.

     The last sales price of the Company's Common Stock on March 11, 2005, was $19.26 per share.

     Federal Income Tax Consequences

     The Federal income tax consequences arising with respect to awards granted under the Plan will depend on the type of the award. The following provides only a general description of the application of federal income tax laws to certain awards under the Plan. This discussion is intended for the information of stockholders considering how to vote at the Meeting and not as tax guidance to grantees in the Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible "golden parachute" excise taxes) or taxes imposed under state, local, or foreign tax laws.

     From the recipients' standpoint, as a general rule, ordinary income will be recognized at the time of payment of cash, or delivery of actual shares of Common Stock. Future appreciation on shares of Common Stock held beyond the ordinary income recognition event will be taxable at capital gains rates when the shares of Common Stock are sold. The Company, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the recipient, and the Company will not be entitled to any tax deduction in respect of capital gain income recognized by the recipient.

     The Plan provides that the Company has the right to require the grantee of any award under the Plan to pay to the Company an amount necessary for the Company to satisfy its federal, state or local tax withholding obligations with respect to such grants. The Company may withhold from other amounts payable to such individual an amount necessary to satisfy these obligations. The Compensation Committee may permit a grantee to satisfy the Company's withholding obligation by having shares acquired pursuant to the grant withheld, provided that the number of shares withheld does not exceed the individual's minimum applicable withholding tax rate for federal, state and local tax liabilities. The Plan also provides that the Compensation Committee may permit a grantee to satisfy the Company's withholding obligation that exceeds the minimum applicable withholding rate by transferring to the Company previously acquired shares of Common Stock.

                      EQUITY COMPENSATION PLAN INFORMATION

                                                                                                 (c) Number of securities
                                                                                                  remaining available for
                                                                                                   future issuance under
                                                                                                    equity compensation
                                     (a) Number of securities to be     (b) Weighted-average         plans (excluding
                                         issued upon exercise of          exercise price of       securities reflected in
         Plan Category                     outstanding option            outstanding options            column (a))
----------------------------------   -------------------------------    --------------------     ------------------------
Equity compensation plans approved              102,551                     $   10.05                         --
by security holders

Equity compensation plans not                   249,681                     $    8.27                     46,091
approved by security holders *

Total                                           352,232                     $    8.79                     46,091


* These securities are issuable pursuant to the Maritrans Inc. 1999 Directors and Key Employees Equity Compensation Plan, a description of which is included in Footnote 5 "Stock Incentive Plans" to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2004.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following Summary Compensation Table sets forth the cash compensation and certain other components of the compensation received by the Chief Executive Officer and the other four most highly compensated executive officers of Maritrans Inc. or its subsidiaries during the three years ended December 31, 2004, 2003 and 2002.

     SUMMARY COMPENSATION TABLE

                                                    ANNUAL COMPENSATION           LONG-TERM COMPENSATION
                                                  -----------------------   ----------------------------------
                                                                                    AWARDS             PAYOUTS
                                                                            -----------------------    --------
                                                                            RESTRICTED   SECURITIES
                                                             OTHER ANNUAL     STOCK      UNDERLYING     LTIP      ALL OTHER
                                                   SALARY    COMPENSATION     AWARDS      OPTIONS      PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION               YEAR      ($)         ($)(1)        ($)(2)        (#)          ($)        ($)(3)
-------------------------------------     ----    -------    ------------   ----------   ----------    -------   ------------
Stephen A. Van Dyck  (A)                  2004    440,000         202,248           --           --         --         64,897
  Former Chairman of the Board            2003    440,000          80,157      221,028       18,367    164,001         60,390
                                          2002    440,000          12,816      299,669       26,816    168,866         67,225

Jonathan P. Whitworth  (B)                2004    212,500          11,178    1,132,500           --         --         46,019
   Chief Executive Officer                2003         --              --           --           --         --             --
   and President of Maritrans General     2002         --              --           --           --         --             --
   Partner Inc.

Philip J. Doherty  (C)                    2004     96,500           5,580           --           --         --        169,000
  Former Chief Executive Officer          2003    241,154          11,882       97,876        8,134     15,241         38,588
  and President of Maritrans General      2002    190,040           4,189      130,507       11,679     10,867         39,238
  Partner Inc.

Douglas R. Sparks (D)                     2004    187,885              --       56,560           --         --          5,385
  Former Executive Vice President,        2003    152,500          31,240       34,808        2,892         --          2,989
  Maritrans Operating Company L.P.        2002    105,446           1,290           --           --         --          5,063

Walter T. Bromfield                       2004    187,308           3,654       64,103           --         --         13,584
  Vice President, Secretary and Chief     2003    180,000          11,077       43,118        3,583     19,294          9,566
  Financial Officer                       2002    179,923           4,923       44,014        3,938     19,867         11,464

Stephen M. Hackett                        2004    180,000          19,219       79,557           --         --         13,156
  Executive Vice President, Maritrans     2003    180,000          18,887       41,762        3,470     56,811         11,367
  Operating Company L.P.                  2002    180,000          19,131       69,605        6,229     58,496         14,427

Rosalee R. Fortune                        2004    178,654           1,500           --           --         --          2,176
  President, Maritrans Business           2003     30,288             300           --           --         --             --
  Services Co., Inc.                      2002         --              --           --           --         --             --

----------
(A) On February 15, 2005, Mr. Van Dyck retired as Chairman of the Board of Directors of Maritrans Inc.
(B)  Mr. Whitworth became CEO on May 3, 2004.
(C) From April 1, 2003 to April 30, 2004, Mr. Doherty served as Chief Executive Officer of the Company.
(D) From June 2003 to December 2004, Mr. Sparks served as Executive Vice President, Maritrans Operating Company L.P.

     (1) In 2004, each of the named executive officers received other annual compensation in the form of one or more of the following: auto allowances, country club dues, health club dues, medical waivers and vacation buybacks. Additionally, Mr. Van Dyck had contributions to a secular trust of $121,220 and also received financial consulting, gifts in recognition of service and home office reimbursement. Mr. Hackett received $13,584 for auto allowances and $5,635 for country club dues.

     (2) The shares granted carry restrictions, which lapse in periods of up to five years. At December 31, 2004, the aggregate number of restricted shares held by each executive officer and the value of such shares were as follows:

                       AGGREGATE RESTRICTED STOCK HOLDINGS

                                                    # OF SHARES    $ VALUE
                                                    -----------   ---------
       Stephen A. Van Dyck .......................       44,098     801,261
       Jonathan P. Whitworth .....................       75,000   1,362,750
       Walter T. Bromfield .......................       10,842     196,999
       Stephen M. Hackett ........................       13,811     250,946
       Rosalee R. Fortune ........................           --          --

          The shares granted to Mr. Sparks in 2004 were forfeited upon his termination.

     (3) In 2004, all other compensation for each of the named executive officers consists of the following: Mr. Van Dyck, $29,888 for life insurance and $35,009 for a profit sharing contribution; Mr. Whitworth, $46,019 for moving expenses; Mr. Doherty, $169,000 for severance; Mr. Sparks, $5,385 for severance; Mr. Bromfield, $13,584 for a profit sharing contribution; Mr. Hackett $13,156 for a profit sharing contribution; and Ms. Fortune $2,176 for a profit sharing contribution.

     OPTION GRANTS IN 2004

     No options were granted in 2004.

     AGGREGATED OPTION EXERCISES IN 2004 AND 2004 YEAR-END OPTIONS VALUES

     The following table summarizes options exercised during 2004 and presents the value of unexercised options held by the named executive officers at year-end:

                                                                 NUMBER OF SECURITIES
                                                                       UNDERLYING        VALUE OF UNEXERCISED
                                                                  UNEXERCISED OPTIONS    IN-THE-MONEY OPTIONS
                                      SHARES                           AT 12/31/04            AT 12/31/04
                                     ACQUIRED         VALUE         EXERCISABLE (E)        EXERCISABLE (E)
NAME                               ON EXERCISE      REALIZED       UNEXERCISABLE (U)       UNEXERCISABLE (U)
--------------------------------   -----------    ------------   --------------------    --------------------
Stephen A. Van Dyck.............       366,441    $  3,369,958              8,939 (E)    $         60,068 (E)
                                                                           47,125 (U)    $        328,810 (U)
Jonathan P. Whitworth...........            --              --                 -- (E)    $             -- (E)
                                                                               -- (U)    $             -- (U)
Walter T. Bromfield.............            --              --             41,507 (E)    $        476,557 (E)
                                                                            7,552 (U)    $         51,093 (U)
Stephen M. Hackett..............            --              --             43,756 (E)    $        488,630 (E)
                                                                            8,966 (U)    $         60,687 (U)
Rosalee R. Fortune .............            --              --                 -- (E)    $             -- (E)
                                                                               -- (U)    $             -- (U)

     RETIREMENT PLAN

     The following table sets forth the estimated annual benefits payable upon retirement under the Maritrans Inc. Retirement Plan and Excess Benefit Plan.

                               PENSION PLAN TABLE
                            YEARS OF CREDITED SERVICE

          ANNUAL
       COMPENSATION         15            20             25            30
       ------------     ---------      ---------      ---------     ---------
       $    100,000     $  24,000      $  32,000      $  40,000     $  48,000
            125,000        30,000         40,000         50,000        60,000
            150,000        36,000         48,000         60,000        72,000
            175,000        42,000         56,000         70,000        84,000
            200,000        48,000         64,000         80,000        96,000
            225,000        54,000         72,000         90,000       108,000
            250,000        60,000         80,000        100,000       120,000
            275,000        66,000         88,000        110,000       132,000
            300,000        72,000         96,000        120,000       144,000
            325,000        78,000        104,000        130,000       156,000
            350,000        84,000        112,000        140,000       168,000
            375,000        90,000        120,000        150,000       180,000
            400,000        96,000        128,000        160,000       192,000
            425,000       102,000        136,000        170,000       204,000
            450,000       108,000        144,000        180,000       216,000
            475,000       114,000        152,000        190,000       228,000
       $    500,000     $ 120,000      $ 160,000      $ 200,000     $ 240,000

     The following table sets forth the years of credited service through December 31, 2004, for the Chief Executive Officer and the other four most highly compensated executive officers of Maritrans Inc. or its subsidiaries.

                            YEARS OF CREDITED SERVICE

                                                   Years of
                          Recipient           Credited Service
                      ---------------------   ----------------
                      Stephen A. Van Dyck             30
                      Jonathan P. Whitworth            0
                      Walter T. Bromfield             23
                      Stephen M. Hackett              24
                      Rosalee R. Fortune               1

     Each eligible employee who has completed 1,000 hours of service in an eligibility computation period becomes a participant in the Maritrans Inc. Retirement Plan. The Retirement Plan is a noncontributory defined benefit pension plan under which the contributions are actuarially determined each year. Retirement benefits are calculated, for those employees who commenced participation on or after August 14, 1984, as 48% of the average basic monthly compensation reduced by 1/30th for each year of service at retirement which is under 30 years of service, or for those employees who commenced participation before August 14, 1984, the greater of (i) the foregoing benefit or (ii) 38.5% of average basic monthly compensation reduced by 1/15th for each year of service at retirement which is under 15 years of service. Average basic monthly compensation is determined by averaging compensation for the five consecutive plan years that will produce the highest amount.

     Benefits are paid in the form of a joint and survivor annuity for married participants and in the form of a ten-year certain single life annuity for unmarried participants, unless an actuarially equivalent payment option is selected. The preceding "Pension Plan Table" shows estimated annual retirement benefits, payable in the form of a ten-year certain single life annuity, at the normal retirement age of 65 for specified compensation and years of credited service classifications.

     The Internal Revenue Code limits annual benefits that may be paid under tax qualified plans. Benefits under the Retirement Plan which exceed such limitations are payable under the Excess Benefit Plan. The Excess Benefit Plan pays a monthly benefit to the participant equal to the amount by which monthly benefits under the Retirement Plan would exceed the Internal Revenue Code limitations.

     Annual compensation taken into account under the foregoing plans in 2004 for the officers listed in the Summary Compensation Table was $440,000 for Mr. Van Dyck, $212,500 for Mr. Whitworth, $187,308 for Mr. Bromfield, $180,000 for Mr. Hackett, and $178,654 for Ms. Fortune. Pension amounts are not subject to reduction for Social Security benefits.

     SEVERANCE AND NON-COMPETITION AGREEMENTS

     The Company has Severance and Non-Competition Agreements with Jonathan P. Whitworth, Walter T. Bromfield, Stephen M. Hackett, Rosalee R. Fortune, Christopher J. Flanagan and Matthew J. Yacavone. The terms of all of the agreements are for two years and are automatically renewed for successive one-year periods unless the Company gives written notice of termination.

     Mr. Whitworth's agreement provides for the payment of 12 months of base compensation if he is terminated without cause and an additional single cash payment equal to his base compensation in exchange for his agreement not to compete for 12 months. In the event of a termination immediately preceding or following a change of control of the Company, his agreement provides for a single sum payment equal to 1.99 times the base compensation and an additional single cash payment equal to his base compensation in exchange for his agreement not to compete for 12 months.

     Mr. Bromfield's agreement provides for the payment of 12 months of base compensation if he is terminated without cause and an additional 12 months of base compensation in exchange for the agreement not to compete for 12 months. In the event of a termination immediately preceding or following a change of control of the Company, the agreement provides for an additional lump sum payment equal to 12 months of base compensation.

     Mr. Hackett's agreement provides for the payment of 12 months of base salary if he is terminated without cause and an additional 12 months of base salary in exchange for his agreement not to compete for 12 months. In the event of a termination immediately preceding or following a change of control of the Company, his agreement provides for a lump sum payment equal to 1.99 times the base compensation and an additional 12 months of base compensation in exchange for his agreement not to compete for 12 months.

     Ms. Fortune's agreement provides for the payment of 12 months of base salary if she is terminated without cause and in exchange for her agreement not to compete for 12 months. In the event of a change of control of the Company, Ms. Fortune receives a single sum cash payment equal to 12 months of base salary offset by any payments made under the termination provision.

     Mr. Flanagan's agreement provides for the payment of 12 months of base salary if he is terminated without cause and an additional 12 months of base salary in exchange for his agreement not to compete for 12 months. In the event of a termination immediately preceding or following a change of control of the Company, his agreement provides for a lump sum payment equal to 1.99 times the base salary and an additional single cash payment equal to his base salary in exchange for his agreement not to compete for 12 months.

     Mr. Yacavone's agreement provides for the payment of 12 months of base salary if he is terminated without cause and in exchange for his agreement not to compete for 12 months. In the event of a change of control of the Company, Mr. Yacavone receives a single sum cash payment equal to 12 months of base salary offset by any payments made under the termination provision.

     If any individual covered under the above agreements is terminated for cause, only such compensation as has already been accrued will be paid. In return for the compensation outlined above, each individual promises to hold in confidence confidential information about the Company and its business and not to compete with the Company for a year following termination through any connection with a customer or competitor of the Company in a defined geographical area in which the Company does business.

     TERMINATION AGREEMENT OF STEPHEN A. VAN DYCK

     On February 15, 2005, Stephen A. Van Dyck, Executive Chairman of the Board of Directors, announced his retirement and entered into a Confidential Transition and Retirement Agreement and General Release (the "Agreement") with Maritrans Inc. As of the date of the Agreement, Mr. Van Dyck retired and resigned from all offices and directorships with the Company, including Executive Chairman. He will serve as a consultant to the Company until December 31, 2007. The Agreement was approved by the Company's Board of Directors on February 15, 2005.

     The Company paid Mr. Van Dyck a lump sum severance payment of $150,000 on the date of the Agreement. Mr. Van Dyck will receive monthly retirement payments of $25,000 each month beginning in September 2005 and ending in June 2006, at which time he will commence benefits under the Company's Retirement Plan and receive the contribution to his retirement trust described below. From the date of the Agreement until June 30, 2006, Mr. Van Dyck will make himself available for consultation to the Chairman of the Board of Directors of the Company (which shall not include any Board duties) and shall be paid $19,000 per month for such services. From July 1, 2006 to December 31, 2007, Mr. Van Dyck's consulting duties will be limited to serving as the Company's nominee in matters related to the Company's membership in certain insurance and industry organizations and shall receive no compensation, other than the reimbursement of expenses, for such services.

     The Company will transfer ownership in a life insurance policy on the life of Mr. Van Dyck with a death benefit of $2.0 million to Mr. Van Dyck who will assume all premium obligations. Within 30 days of June 30, 2006, the Company will contribute $1.71 million (less the aggregate amount contributed by the Company of $0.4 million as of the date of such contribution) to a retirement trust maintained by the Company for Mr. Van Dyck's benefit in satisfaction of the terms of his previous Employment Agreement.

     The Agreement provides that Mr. Van Dyck's existing restricted share award will continue to vest during the term of the Agreement. Mr. Van Dyck shall also be entitled to an award under the Company's Cash Long Term Incentive Plan of up to $153,000 for each year in the 2003-2005 performance period (or up to $459,000 in the aggregate), but the actual award will be determined by the Compensation Committee of the Board of Directors and paid at the same time that payments are made to other executives generally.

     As a condition to receiving the benefits under the Agreement, Mr. Van Dyck has, among other things, released us from any and all past, present and future alleged claims, agreed to keep all information relating to our business confidential and agreed not to compete with us for a period of two years following the date of the Agreement.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 2004, the members of the Compensation Committee of Maritrans Inc.'s Board of Directors (the "Committee") were responsible for approving all forms of executive compensation. Dr. Robert E. Boni, Dr. Craig E. Dorman and Mr. William A. Smith comprised the Committee. None of the Committee members received compensation as an executive officer of the Company during fiscal 2004, and the Board has determined that each member is independent in accordance with the applicable New York Stock Exchange and Securities and Exchange Commission guidelines.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

I.   Compensation Philosophy and Strategy

        Maritrans strives to increase its earnings and to enhance stockholder value by assuring an appropriate return on its assets and equity. Three elements of the business strategy critical to achieving growth in earnings are minimizing the financial risks and costs associated with a traditional marine transportation business, operating safely and positioning the Company as a long-term Jones Act carrier.

        The business environment in the core business continues to be intensely competitive and subject to many rigid environmental laws and operating regulations. Maritrans believes that to be successful under these conditions requires great ingenuity, continuous learning and personal dedication in its key employees. Therefore, it is critical that Maritrans' total compensation program attracts and retains the highest caliber of people necessary to generate success for the Company and its stockholders.

        Maritrans' philosophy for its executive compensation programs has been to reward the most relevant factors that drive the return to stockholders. Maritrans' Board has identified the most important factor to be the achievement of long-term stockholder value.

        The Committee and management recognize the need to continuously review the Company's executive compensation program to ensure that it:

          o is effective in driving performance to achieve long-term strategic goals;
          o    results in increased stockholder value;
          o    is cost effective;
          o    balances stockholder interests with employee rewards;
          o    is well communicated and understood by program participants; and
          o    is competitive with other similar industry organizations.

        A review of the Company's executive job documentation was performed by external consultants in February 2004. The focus of this study was to ensure that jobs had been properly documented and appropriately evaluated.

II.  Program Description

A.   Total Compensation Approach

        Maritrans' compensation strategy is to place between one-quarter and one-half of executive officer total compensation at risk in the form of long-term incentives. Under this strategy, Maritrans' executive officers can achieve total compensation levels significantly above the average peer comparison levels when long-term performance significantly exceeds established goals and stockholders are rewarded through stock price growth and dividends. Likewise, total executive officer compensation could fall substantially below average levels when targeted levels of stockholder return are not achieved. Base salaries are set to reflect the performance and experience of the incumbent, and are compared to the seventy-fifth percentile of published survey data. The total compensation opportunity is set not to exceed the seventy-fifth percentile and the actual award is based on the attainment of personal goals and goals for Company financial performance. In 2004, the Committee maintained its goal of delivering maximum total compensation (base salary plus long-term incentives) at a level not to exceed the seventy-fifth percentile.

B.   Base Salaries

        Executive officers base salaries are determined according to job responsibilities, strategic contribution level, market compensation data, and performance and experience criteria. In 2004, Mr. Bromfield received a base salary increase to accompany his appointment to Secretary of the Board of Directors. Ms. Fortune also received an adjustment to base salary. No other executive officer named in the "Summary Compensation Table" received a base salary increase in 2004. Mr. Van Dyck's and Mr. Whitworth's compensation information is available in the "Summary Compensation Table" and is discussed in
Section III, "Chairman and the Chief Executive Officer Compensation."

C.   Long-Term Incentives

        Compensation from the Company's incentive plans is based on increasing stockholder value through stock price and improving the long-term results of the Company.

        The Committee believes that stock ownership by executive officers is important as it aligns a portion of each executive officer's compensation with the economic interest of the stockholders of the Company. To stress the importance of linking executive officer and stockholder interests, the Committee adopted stock ownership requirements for Executive Officers in 2004. The Stock Ownership Requirements ("SOR") are as follows: Chairman of the Board - 5 times base salary; Chief Executive Officer - 3 times base salary; Chief Financial Officer - 2 times base salary; and Business Leaders - 2 times base salary. Until the Executive Officer meets the ownership requirement for their respective level, 100% of all stock owned through purchases, grants, options exercises or otherwise received must be retained. Executive Officers may reach their respective level over a multiple year period. The Executive Officer stock ownership consists of shares the Executive Officer purchased directly, shares received under the Company's equity compensation plan(s) and shares obtained through the exercise of stock options (net of shares surrendered to pay the exercise price and/or tax withholding). Once the Executive Officer has met their SOR as an active employee, they must maintain stock ownership at this level but may sell shares in excess of the ownership requirement in accordance with the Company's Insider Trading Policy. All named executives who are currently officers of the Company are eligible to participate in the stock award program.

        The Committee believes that actual and immediate stock ownership is an integral part of promoting the stockholder economic interest and tying executive compensation directly to the success of the Company. Accordingly, all eligible named executive officers received restricted stock grants in 2004. The shares were issued at a price equal to the fair market value of a share on the date the stock was granted. Restrictions on these shares lapse on the three-year anniversary of the grant. The grant of restricted stock is discretionary, based on the performance of the executive officer in the prior year. Because the Company and the Committee believe that restricted stock is a valuable incentive, restricted stock has, from time to time, also been awarded to other individuals employed by the Company.

        A long-term incentive cash plan was introduced in 2000, and the maximum stock-based incentive opportunity was reduced for executive officers. The three-year plan was tied to financial results in 2000, 2001 and 2002. Fifty percent of the earned cash award was paid to active participants during the fourth quarter of 2002 and the aggregate amount was $328,180. The remaining fifty percent due was paid to active participants during the first quarter of 2003 and the aggregate amount was $323,412. A new cycle for the long-term incentive cash plan was implemented in 2003. The three-year plan is tied to cumulative financial results for 2003, 2004 and 2005. All named executives are participants in the Plan. Other select employees, upon approval of the Committee, also participate in this plan.

III. Compensation of the Chairman and the Chief Executive Officer

        The salary, restricted stock, option grants, and cash long-term incentive of the Chairman and the Chief Executive Officer are determined by the Committee in conformance with the policies described above. Mr. Van Dyck was paid a base salary in 2004 of $440,000, which was equal to the base salary he was paid in 2003 and 2002. Mr. Van Dyck no longer participates in the stock long-term incentive plan but continues to participate in the cash-long-term incentive plan through the end of the current plan period.

        Mr. Whitworth joined the Company as CEO on May 3, 2004 with an annual salary of $325,000. In addition, he was awarded a sign-on bonus of 75,000 shares of restricted stock which vest over five years. Mr. Whitworth also participates in restricted stock and cash long-term incentive plans.

        The Committee believes its philosophy of placing a substantial portion of an executive officer's compensation at risk, dependent upon the Company's performance, was achieved during 2004.

IV.  Internal Revenue Code Considerations

        Payments made during 2004 to the Chairman, the Chief Executive Officer and the other named officers under the plans discussed above (other than the Equity Compensation Plan(s)) were made without regard to the provisions of
Section 162(m) of the Internal Revenue Code of 1986, as amended. That section restricts the federal income tax deduction that may be claimed by a "public company" for compensation paid to the chief executive officer and any of the four most highly compensated other officers to $1.0 million except to the extent that any amount in excess of such limit is paid pursuant to a plan containing a performance standard or a stock option plan that meets certain requirements. Certain restricted stock grants to other named officers were made under an equity compensation plan that was approved by the Board of Directors but not the stockholders. While stock grants will not qualify for an exception under Section 162(m), the compensation of these officers, is unlikely to approach the deductible limit. Accordingly, the Committee does not believe that the provisions of Section 162(m) will have any adverse effect on the Company.

Respectfully Submitted,
Compensation Committee of Maritrans Inc. Board of Directors

Dr. Robert E. Boni, Chairman
Dr. Craig E. Dorman
Mr. William A. Smith

                          REPORT OF THE AUDIT COMMITTEE

        The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements included in the Annual Report with management including a discussion of the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of disclosure in the financial statements.

        The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgment as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards in accordance with Statement of Auditing Standards No. 61. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

        The Committee discussed with the Company's independent auditors the overall scope and plans for their respective audits. The Committee met with the independent auditors to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

        Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission. The Committee and the Board have also approved the selection of the Company's independent auditors.

Respectfully Submitted,
Audit Committee of the Maritrans Inc. Board of Directors

Brent A. Stienecker, Chairman
Frederick C. Haab
William A. Smith

                              INDEPENDENT AUDITORS

        Ernst & Young LLP, independent auditors, were the Company's auditors for the year ended December 31, 2004. The Audit Committee has reappointed Ernst & Young LLP to be the Company's auditors in 2005. Ernst & Young LLP has advised the Company that neither the firm, nor any member of the firm has any relationship or interest in the Company that would cause Ernst & Young LLP to not be deemed independent.

        Fees for the 2004 and 2003 audits were as follows:

                                   2004            2003
                                ---------       ---------
     Audit fees                 $ 663,020       $ 263,500
     Audit related fees            31,740          20,000
     Tax fees                      78,750         103,000
     All other fees                    --           1,500
                                ---------       ---------
        Total                   $ 773,500       $ 388,000
                                =========       =========

        In the above table, "audit fees" are fees paid to Ernst & Young LLP for professional services for the audit of Maritrans Inc.'s consolidated financial statements included in Form 10-K, for the audit of the effectiveness of Maritrans Inc.'s internal control over financial reporting and management's assessment and the reviews of financial statements included in the Form 10-Qs, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; "audit-related fees" are primarily fees for the performance of the audits of the Maritrans Inc. Retirement Plan and Profit Sharing and Savings Plan financial statements; "tax fees" are fees for tax compliance, tax advice and tax planning; and "all other fees" are fees for any services not included in the first three categories and consist of accounting research performed by Ernst & Young LLP and access to Ernst & Young LLP's research website.

        The Audit Committee reviews and approves the annual audit fee directly with Ernst & Young LLP. The Audit Committee has established a pre-approval process for all services to be provided to the Company by the independent auditors. The Committee sets specific limits on the amount of services provided by Ernst & Young LLP the data on which the Company would obtain from Ernst & Young LLP. The Committee has required management to report the specific engagements to the Committee on a quarterly basis and to obtain specific pre-approval from the Committee. Pre-approval may be performed by the full Audit Committee or may be delegated to the Chairman of the Audit Committee with prompt notice given to the other members of the Committee. All fees incurred for 2004 services were approved by the Audit Committee.

        Representatives of Ernst & Young LLP are expected to be present at the Meeting and shall have the opportunity to make a statement and to respond to appropriate questions.

TOTAL STOCKHOLDER RETURN GRAPH

        The following chart shows a five-year comparison of cumulative total returns for the Company's Common Stock during the period from December 31, 1999 to December 31, 2004 with the Dow Jones Equity Market Index and the Dow Jones Marine Transportation Index over the same period. The comparison assumes an investment of $100 on December 31, 1999 in each index and the Company's Common Stock and that all dividends and distributions were reinvested.

                                    UPDATING

As of       TUG      Base100      DOW      Base100    Transport   Base100
--------   ------    -------     ------    -------    ---------   -------
12/31/99     4.39     100.00     402.88     100.00       150.35    100.00   1999
12/31/00     7.20     163.87     365.68      90.77       186.64    124.14   2000
12/31/01    10.89     248.02     321.97      79.92       191.18    127.16   2001
12/31/02    12.73     289.76     250.89      62.27       179.80    119.59   2002
12/31/03    16.24     369.83     328.03      81.42       273.48    181.90   2003
12/31/04    18.17     413.68     367.44      91.20       384.23    255.56   2004

                              CERTAIN TRANSACTIONS

        For a description of employment agreements and severance and non-competition agreements with the executive officers of the Company see "Compensation of Directors and Executive Officers--Employment Agreements" and "Compensation of Directors and Executive Officers--Severance and Non-Competition Agreements."

        OTHER

        Robert J. Lichtenstein, a director of the Company, is a partner in the law firm of Morgan, Lewis & Bockius LLP. The Company retained this firm for various matters during 2004 and expects to do so again during 2005.

                                  OTHER MATTERS

        Management is not aware of any matters to come before the Meeting which will require the vote of stockholders other than those matters indicated in the Notice of Meeting and this Proxy Statement. However, if any other matter requiring stockholder action should properly come before the Meeting or any adjournments or postponements thereof, those persons named as proxies on the enclosed Proxy Form will vote thereon according to their best judgment.

                STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING

        Proposals of stockholders proposed to be presented at the 2006 Annual Meeting of Stockholders must be received by the Company at the offices shown on the first page of the Proxy Statement on or before November 28, 2005, in order to be considered for inclusion in the proxy material to be issued in connection with such meeting. Proposals should be directed to the attention of the Secretary of the Company.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required to furnish the Company with copies of all such reports they file.

        Based solely on written representations of purchases and sales of the Company's Common Stock from reporting persons, the Company believes that all filing requirements applicable to its directors, executive officers and persons who own more than 10% of the Company's Common Stock have been observed in respect to the year ended December 31, 2004, with the exception of one officer, Jonathan P. Whitworth, who had one Form 4 filed two days late.

APPENDIX A

                                 MARITRANS INC.

                      2005 OMNIBUS EQUITY COMPENSATION PLAN

                                TABLE OF CONTENTS

                                                                           PAGE

1.    PURPOSE................................................................1

2.    DEFINITIONS............................................................1

3.    ADMINISTRATION.........................................................4

4.    GRANTS.................................................................4

5.    SHARES OF STOCK SUBJECT TO THE PLAN....................................5

6.    ELIGIBILITY FOR PARTICIPATION..........................................6

7.    OPTIONS................................................................7

8.    SARS...................................................................8

9.    STOCK UNITS............................................................9

10.   PERFORMANCE SHARES.....................................................9

11.   STOCK AWARDS..........................................................10

12.   DIVIDEND EQUIVALENTS..................................................11

13.   OTHER STOCK-BASED AWARDS..............................................11

14.   QUALIFIED PERFORMANCE-BASED COMPENSATION..............................11

15.   DEFERRALS.............................................................13

16.   WITHHOLDING OF TAXES..................................................13

17.   TRANSFERABILITY OF GRANTS.............................................13

18.   CONSEQUENCES OF A CHANGE OF CONTROL...................................14

19.   REQUIREMENTS FOR ISSUANCE OF SHARES...................................15

20.   AMENDMENT AND TERMINATION OF THE PLAN.................................15

21.   MISCELLANEOUS.........................................................16

                                 MARITRANS INC.

                      2005 OMNIBUS EQUITY COMPENSATION PLAN

     1.   PURPOSE

     The purpose of the Plan is to provide designated (i) Employees of Maritrans and its Subsidiaries, (ii) Non-Employee Directors of Maritrans and its Subsidiaries and (iii) Consultants who perform services for Maritrans and its Subsidiaries, with the opportunity to receive grants of Options, SARs, Stock Units, Performance Shares, Stock Awards, Dividend Equivalents and Other Stock-Based Awards. Maritrans believes that the Plan will encourage the Participants to contribute materially to the growth of Maritrans, thereby benefiting Maritrans' stockholders, and will align the economic interests of the Participants with those of the stockholders.

     2.   DEFINITIONS

     Whenever used in this Plan, the following terms will have the respective meanings set forth below:

     (a) "Board" means Maritrans' Board of Directors as constituted from time to time.

     (b) "Change of Control" means the occurrence of any of the following events:

          (i) any "Person" (including any individual, firm, corporation, partnership or other entity, except Maritrans or any employee benefit plan of Maritrans or of any "Affiliate" or "Associate," both as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, any Person or entity organized, appointed or established by Maritrans for or pursuant to the terms of any such employee benefit plan), together with all Affiliates and Associates of such Person, shall become the beneficial owner in the aggregate of 20% or more of the Stock then outstanding, provided, however, that no "Change of Control" shall be deemed to occur during any period in which any such Person, and its Affiliates and Associates, are bound by the terms of a standstill agreement under which such parties have agreed not to acquire more than 30% of the Stock then outstanding or to solicit proxies;

          (ii) during any twenty-four month period, individuals who at the beginning of such period constituted the Board cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by Maritrans' stockholders, of at least seventy-five percent of the directors who were not directors at the beginning of such period was approved by a vote of at least seventy-five percent of the directors in office at the time of such election or nomination who were directors at the beginning of such period;

          (iii) consummation by Maritrans of a reorganization, merger or consolidation (a "Business Combination"), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the outstanding Stock prior to such Business Combination do not, following such Business Combination, beneficially own, directly or indirectly, more than fifty percent of the then outstanding shares of Stock entitled to vote generally in the election of directors of the corporation, business trust or other entity resulting from or being the surviving entity in such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the outstanding Stock; or

          (iv) consummation of a complete liquidation or dissolution of Maritrans or sale or other disposition of all or substantially all of the assets of Maritrans other than to a corporation, business trust or other entity with respect to which, following such sale or disposition, more than fifty percent of the then outstanding shares of Stock entitled to vote generally in the election of directors, is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Stock immediately prior to such sale or disposition in substantially in the same proportion as their ownership of the outstanding Stock immediately prior to such sale or disposition; provided, however, than no "Change of Control" shall be deemed to occur if a management buy-out occurs (i.e., the acquisition by then current officers and directors of Maritrans of more than fifty percent of its outstanding Stock).

     (c)  "Code" means the Internal Revenue Code of 1986, as amended.

     (d) "Committee" means (i) with respect to Grants to Employees and Consultants, the Compensation Committee of the Board or its delegate or successor, or such other committee appointed by the Board to administer the Plan or its delegate or successor and (ii) with respect to Grants made to Non-Employee Directors, the Board or its delegate. Notwithstanding the foregoing, with respect to Grants to Employees that are intended as "qualified performance-based compensation" (as defined under section 162(m) of the Code), as well as to Employees who are officers of Maritrans, the Committee shall consist of three or more persons appointed by the Board, all of whom shall be "outside directors" (as defined under section 162(m) of the Code and related Treasury regulations) and "non-employee directors" as defined under Rule 16b-3 promulgated under the Exchange Act.

     (e)  "Company" means Maritrans and any Subsidiary.

     (f) "Consultants" means advisors and consultants who perform services for the Company.

     (g) "Date of Grant" means the date a Grant is effective; provided, however, that no retroactive Grants will be made.

     (h) "Dividend Equivalent" means an amount determined by multiplying the number of shares of Stock, Performance Shares or Stock Units subject to a Grant by the per-share cash dividend, or the per-share fair market value (as determined by the Committee) of any dividend in consideration other than cash, paid by Maritrans on its Stock on a dividend payment date.

     (i) "Effective Date" means April 29, 2005, subject to approval by the stockholders of Maritrans.

     (j) "Employee" means an employee of the Company (including an officer or director who is also an employee).

     (k)  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     (l) "Fair Market Value" means the closing price of a share of Stock on the New York Stock Exchange on the relevant date; provided, however, that if shares of Stock are not listed on the New York Stock Exchange, then the fair market value will be the closing price of a share of Stock on the principal stock exchange on which such shares are listed for trading on the relevant date, or if no sale takes place on such day on any such exchange, the average of the closing bid and asked prices on such day as officially quoted on any such stock exchange or if the Stock is not admitted to trading on any stock exchange the fair market price shall be the last sale reported on the NASDAQ National Market System published in the Wall Street Journal on the relevant date or, if no such sale is so reported, the average of the reported closing bid and asked prices on such day in the over-the-counter market, as furnished by the National Association of Security Dealers Automated System on the relevant date, or, if such price at the time is not available from such system, as furnished by any similar system then engaged in the business of reporting such prices and selected by Maritrans on the relevant date or, if there is no such system, as furnished by any member of the National Association of Security Dealers, selected by Maritrans on the relevant date.

     (m) "Grant" means an Option, SAR, Stock Unit, Performance Share, Stock Award, Dividend Equivalent or Other Stock-Based Award granted under the Plan.

     (n) "Grant Letter" means the written agreement that sets forth the terms and conditions of a Grant, including all amendments thereto.

     (o) "Incentive Stock Option" means a stock option that is intended to meet the requirements of section 422 of the Code, as described in Section 7.

     (p) "Maritrans" means Maritrans Inc., a Delaware corporation or any successor thereto.

     (q) "Non-Employee Director" means a member of the Board, or a member of the board of directors of a Subsidiary, who is not an employee of the Company.

     (r) "Nonqualified Stock Option" means a stock option that is not intended to meet the requirements of section 422 of the Code, as described in Section 7.

     (s) "Option" means an Incentive Stock Option or Nonqualified Stock Option to purchase shares of Stock at an Option Price for a specified period of time.

     (t) "Option Price" means an amount per share of Stock purchasable under an Option, as designated by the Committee.

     (u) "Other Stock-Based Award" means any Grant based on, measured by or payable in Stock (other than Grants described in Sections 7, 8, 9, 10, 11 and
12), as described in Section 13.

     (v) "Parent" means a "parent corporation," as defined in section 424(e) of the Code, of Maritrans.

     (w) "Participant" means an Employee, Consultant or Non-Employee Director designated by the Committee to participate in the Plan.

     (x) "Performance Shares" means an award of phantom shares, representing one or more shares of Stock, as described in Section 10.

     (y) "Plan" means this Maritrans Inc. 2005 Omnibus Equity Compensation Plan, as in effect from time to time.

     (z) "Stock" means the common stock, par value $0.01 per share, of Maritrans or such other securities of Maritrans as may be substituted for Stock pursuant to Sections 5(d) or 18.

     (aa) "SAR" means an award of a stock appreciation right, as described in
Section 8.

     (bb) "Stock Award" means an award of Stock, as described in Section 11.

     (cc) "Stock Unit" means an award of a phantom unit, representing one or more shares of Stock, as described in Section 9.

     (dd) "Subsidiary" means a "subsidiary corporation," as defined in section 424(f) of the Code, of Maritrans.

     (ee) "Successor Participant" means the personal representative or other person entitled to succeed to the rights of the Participant in accordance with
Section 17.

     3.   ADMINISTRATION

     (a) Committee. The Plan shall be administered and interpreted by the Committee. Administrative functions may be performed by an administrative committee comprised of employees of Maritrans appointed by the Committee.

     (b)  Committee Authority. The Committee shall have the sole authority to
(i) determine the Employees, Consultants and Non-Employee Directors to whom Grants shall be made under the Plan, (ii) determine the type, size and terms of the Grants to be made to each Participant, (iii) determine the time when the Grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued Grant, subject to the provisions of Section 20, (v) adopt guidelines separate from the Plan that set forth the specific terms and conditions for Grants under the Plan, and (vi) deal with any other matters arising under the Plan.

     (c) Committee Determinations. The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee's interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of Maritrans, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

     4.   GRANTS

     Grants under the Plan may consist of Options, SARs, Stock Units, Performance Shares, Stock Awards, Dividend Equivalents and Other Stock-Based Awards. All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with the Plan as the Committee deems appropriate and as are specified in writing by the Committee in separate guidelines or to the individual in the Grant Letter or an amendment to the guidelines or Grant Letter. The Committee shall approve the form and provisions of each Grant Letter. Grants under a particular Section of the Plan need not be uniform as among the Participants. All Grants shall be made conditional upon the Participant's acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries, and any other person having or claiming an interest under such Grant. Notwithstanding any provision of the Plan to the contrary, the Committee may make Grants that are contingent on, and subject to, stockholder approval of the Plan or an amendment to the Plan.

     5.   SHARES OF STOCK SUBJECT TO THE PLAN

     (a) Shares Authorized. The total aggregate number of shares of Stock that may be issued or transferred under the Plan is 300,000 shares, subject to adjustment as described below. The shares may be authorized but unissued shares of Stock or reacquired shares of Stock, including shares purchased by Maritrans on the open market for purposes of the Plan. Grants paid in cash shall not count against the foregoing share limits.

     (b) Share Counting. For administrative purposes, when the Committee makes a Grant payable in Stock, the Committee shall reserve shares of Stock equal to the maximum number of shares of Stock that may be payable under the Grant. If and to the extent Options or SARs granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised or if any Stock Awards, Stock Units, Performance Shares, Dividend Equivalents or Other Stock-Based Awards are forfeited or terminated, or otherwise not paid in full, the shares subject to such Grants which have not been issued shall again be available for purposes of the Plan. Shares of Stock surrendered in payment of the Option Price of an Option or withheld for purposes of satisfying the Company's minimum tax withholding obligations with respect to Grants under the Plan shall again be available for issuance or transfer under the Plan. To the extent that any Grants are paid in cash, and not in shares of Stock, any shares previously reserved for issuance or transfer pursuant to such Grants shall again be available for issuance or transfer under the Plan.

     (c) Individual Limits. All Grants under the Plan, other than Dividend Equivalents, shall be expressed in shares of Stock. The maximum aggregate number of shares of Stock with respect to which all Grants, other than Dividend Equivalents, may be made under the Plan to any individual during any calendar year shall be 125,000 shares, subject to adjustment as described below. The maximum aggregate number of shares of Stock with respect to all Grants, other than Options, SARs and Dividend Equivalents, that may be made under the Plan to any individual during a calendar year shall be 125,000 shares, subject to adjustment as described below. A Participant may not accrue Dividend Equivalents during any calendar year in excess of $500,000. The individual limits described in this subsection (c) shall apply without regard to whether the Grants are to be paid in Stock or in cash. All cash payments (other than Dividend Equivalents) shall equal the Fair Market Value of the shares of Stock to which the cash payment relates.

     (d) Adjustments. If there is any change in the number or kind of shares of Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Stock as a class without Maritrans' receipt of consideration, or if the value of outstanding shares of Stock is substantially reduced as a result of a spinoff or Maritrans' payment of an extraordinary dividend or distribution, the maximum number of shares of Stock available for issuance under the Plan, the maximum number of shares of Stock for which any individual may receive pursuant to Grants in any year, the number of shares covered by outstanding Grants, the kind of shares to be issued or transferred under the Plan, and the price per share or the applicable market value of such Grants shall be appropriately adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. Any adjustments determined by the Committee shall be final, binding and conclusive.

     6.   ELIGIBILITY FOR PARTICIPATION

     (a) Eligible Persons. All Employees, including Employees who are officers or members of the Board, and all Non-Employee Directors shall be eligible to participate in the Plan. Consultants are eligible to participate in the Plan if they perform bona fide services for the Company, the services are not in connection with the offer or sale of securities in a capital-raising transaction, and the Consultants do not directly or indirectly promote or maintain a market for Maritrans' securities.

     (b) Selection of Participants. The Committee shall select the Employees, Consultants and Non-Employee Directors to receive Grants and shall determine the terms and conditions of the Grant and the number of shares of Stock subject to each Grant.

     7.   OPTIONS

     (a) General Requirements. The Committee may grant Options to an Employee, Consultant or Non-Employee Director upon such terms and conditions as the Committee deems appropriate under this Section 7.

     (b) Number of Shares. The Committee shall determine the number of shares of Stock that will be subject to each Grant of Options to Employees, Consultants and Non-Employee Directors.

     (c)  Type of Option and Price.

          (i) The Committee may grant Incentive Stock Options or Nonqualified Stock Options or any combination of Incentive Stock Options and Nonqualified Stock Options. Incentive Stock Options may be granted only to Employees of Maritrans or its Parent or Subsidiaries. Nonqualified Stock Options may be granted to Employees, Consultants and Non-Employee Directors.

          (ii) The Option Price shall be determined by the Committee and may be equal to or greater than the Fair Market Value of the shares of Stock subject to the Grant on the Date of Grant; provided, however, that an Incentive Stock Option may not be granted to an Employee who, at the Date of Grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of Maritrans or any Parent or Subsidiary, unless the Option Price is not less than 110% of the Fair Market Value on the Date of Grant.

     (d) Option Term. The Committee shall determine the term of each Option. The term of an Option shall not exceed ten years from the Date of Grant. However, an Incentive Stock Option that is granted to an Employee who, at the Date of Grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of Maritrans, or any Parent or Subsidiary, may not have a term that exceeds five years from the Date of Grant.

     (e) Exercisability of Options. Options shall become exercisable in accordance with such terms and conditions as may be determined by the Committee and specified in the Grant Letter. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

     (f) Termination of Employment or Service. Except as provided in the Grant Letter, an Option may only be exercised while the Participant is employed by, or providing service to, the Company. The Committee shall specify in the Grant Letter under what circumstances and during what time periods a Participant may exercise an Option after termination of employment or service.

     (g) Exercise of Options. A Participant may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to Maritrans or its designated agent. The Participant shall pay the Option Price and any withholding taxes for the Option (i) in cash or by check, (ii) with the approval of the Committee, by delivering shares of Stock owned by the Participant and having a Fair Market Value on the date of exercise equal to the Option Price or by attestation (on a form prescribed by the Committee) to ownership of shares of Stock having an aggregate Fair Market Value on the date of exercise equal to the Option Price, (iii) in cash, on the T+3 settlement date that occurs after the exercise date specified in the notice of exercise, provided that the Participant exercises the Option through an irrevocable agreement with a registered broker and the payment is made in accordance with procedures permitted by Regulation T of the Federal Reserve Board and such procedures do not violate applicable law, or (iv) by such other method as the Committee may approve, to the extent permitted by applicable law. Shares of Stock used to exercise an Option shall have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to Maritrans with respect to the Option. Payment for the shares pursuant to the Option, and any required withholding taxes, must be received by the time specified by the Committee depending on the type of payment being made.

     (h) Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that if the aggregate Fair Market Value on the Date of Grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under the Plan or any other stock option plan of Maritrans or a Parent or Subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option.

     8.   SARs

     (a) General Requirements. The Committee may grant SARs to any Employee, Consultant or Non-Employee Director, upon such terms and conditions as the Committee deems appropriate under this Section 8. Each SAR shall represent the right of the Participant to receive, upon settlement of the SAR, shares of Stock or cash equal to the amount by which the Fair Market Value of a share of Stock on the date of exercise of the SAR exceeds the base amount of the SAR as described below in Section 8(c).

     (b) Terms of SARs. The Committee shall determine the terms and conditions of SARs and may grant SARs separately from or in tandem with any Option (for all or a portion of the applicable Option). Tandem SARs may be granted either at the time the Option is granted or any time thereafter while the Option remains outstanding; provided, however, that in the case of an Incentive Stock Option, SARs may be granted only at the time of the grant of the Incentive Stock Option. The Committee will determine the number of SARs to be granted, the base amount, the vesting and other restrictions applicable to SARs and the period during which SARs will remain exercisable.

     (c) Base Amount. The Committee shall establish the base amount of the SAR at the time the SAR is granted.

     (d) Payment With Respect to SARs. The Committee shall determine whether the appreciation in an SAR shall be paid in the form of cash, in Stock, or in a combination of the two, in such proportion as the Committee deems appropriate. For purposes of calculating the number of shares of Stock to be received, Stock shall be valued at its Fair Market Value on the date of exercise of the SAR. If shares of Stock are to be received upon exercise of an SAR, cash shall be delivered in lieu of any fractional share.

     (e) Requirement of Employment or Service. The Committee shall determine in the Grant Letter under what circumstances a Participant may retain SARs after termination of the Participant's employment or service, and the circumstances under which SARs may be forfeited.

     9.   STOCK UNITS

     (a) General Requirements. The Committee may grant Stock Units to any Employee, Consultant or Non-Employee Director, upon such terms and conditions as the Committee deems appropriate under this Section 9. Each Stock Unit shall represent the right of the Participant to receive a share of Stock or an amount based on the value of a share of Stock. All Stock Units shall be credited to accounts on Maritrans' records for purposes of the Plan.

     (b) Terms of Stock Units. The Committee may grant Stock Units that are payable if specified performance goals or other conditions are met, or under other circumstances. Stock Units may be paid at the end of a specified period, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.

     (c) Payment With Respect to Stock Units. Payment with respect to Stock Units shall be made in cash, in Stock, or in a combination of the two, as determined by the Committee. The Grant Letter shall specify the maximum number of shares that shall be paid under the Stock Units.

     (d) Requirement of Employment or Service. The Committee shall determine in the Grant Letter under what circumstances a Participant may retain Stock Units after termination of the Participant's employment or service, and the circumstances under which Stock Units may be forfeited.

     10.  PERFORMANCE SHARES

     (a) General Requirements. The Committee may grant Performance Shares to an Employee, Consultant or Non-Employee Director, upon such terms and conditions as the Committee deems appropriate under this Section 10. Each Performance Share shall represent the right of the Participant to receive a share of Stock or an amount based on the value of a share of Stock, if specified performance goals are met. All Performance Shares shall be credited to accounts on Maritrans' records for purposes of the Plan.

     (b) Terms of Performance Shares. The Committee shall establish the performance goals and other conditions for payment of Performance Shares. Performance Shares may be paid at the end of a specified performance or other period, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Performance Shares to be granted and the requirements applicable to such Performance Shares.

     (c) Payment With Respect to Performance Shares. Payment with respect to Performance Shares shall be made in cash, in Stock, or in a combination of the two, as determined by the Committee. The Committee shall establish in the Grant Letter a target amount to be paid under a Performance Share based on achievement of the performance goals.

     (d) Requirement of Employment or Service. The Committee shall determine in the Grant Letter under what circumstances a Participant may retain Performance Shares after termination of the Participant's employment or service, and the circumstances under which Performance Shares may be forfeited.

     11.  STOCK AWARDS

     (a) General Requirements. The Committee may issue or transfer shares of Stock to an Employee, Consultant or Non-Employee Director under a Stock Award, upon such terms and conditions as the Committee deems appropriate under this
Section 11. Shares of Stock issued or transferred pursuant to Stock Awards may be issued or transferred for cash consideration or for no cash consideration, and subject to restrictions or no restrictions, as determined by the

Committee. The Committee may establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including restrictions based upon the achievement of specific performance goals.

     (b) Number of Shares. The Committee shall determine the number of shares of Stock to be issued or transferred pursuant to a Stock Award and any restrictions applicable to such shares.

     (c) Requirement of Employment or Service. The Committee shall determine in the Grant Letter under what circumstances a Participant may retain Stock Awards after termination of the Participant's employment or service, and the circumstances under which Stock Awards may be forfeited.

     (d) Restrictions on Transfer. While Stock Awards are subject to restrictions, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except upon death as described in Section
17. Each certificate, or electronic book entry equivalent, for a share of a Stock Award shall contain a legend giving appropriate notice of the restrictions in the Grant. The Participant shall be entitled to have the legend removed when all restrictions on such shares have lapsed. The Committee may retain possession of any stock certificates for Stock Awards until all restrictions on such shares have lapsed.

     (e) Right to Vote and to Receive Dividends. The Committee shall determine to what extent, and under what conditions, the Participant shall have the right to vote shares of Stock Awards and to receive any dividends or other distributions paid on such shares during the restriction period. The Committee may determine that a Participant's entitlement to dividends or other distributions with respect to a Stock Award shall be subject to achievement of performance goals or other conditions.

     12.  DIVIDEND EQUIVALENTS

     (a) General Requirements. When the Committee makes a Grant under the Plan, the Committee may grant Dividend Equivalents in connection with such Grants, under such terms and conditions as the Committee deems appropriate under this
Section 12. Dividend Equivalents may be paid to Participants currently or may be deferred, as determined by the Committee. All Dividend Equivalents that are not paid currently shall be credited to accounts on Maritrans' records for purposes of the Plan. Dividend Equivalents may be accrued as a cash obligation, or may be converted to Stock Units for the Participant, as determined by the Committee. Unless otherwise specified in the Grant Letter, deferred Dividend Equivalents will not accrue interest. The Committee may provide that Dividend Equivalents shall be payable based on the achievement of specific performance goals.

     (b) Payment with Respect to Dividend Equivalents. Dividend Equivalents may be payable in cash or shares of Stock or in a combination of the two, as determined by the Committee.

     13.  OTHER STOCK-BASED AWARDS

     The Committee may grant other awards that are cash-based or based on, measured by or payable in Stock to Employees, Consultants or Non-Employee Directors, on such terms and conditions as the Committee deems appropriate under this Section 13. Other Stock-Based Awards may be granted subject to achievement of performance goals or other conditions and may be payable in Stock or cash, or in a combination of the two, as determined by the Committee in the Grant Letter.

     14.  QUALIFIED PERFORMANCE-BASED COMPENSATION

     (a) Designation as Qualified Performance-Based Compensation. The Committee may determine that Stock Units, Performance Shares, Stock Awards, Dividend Equivalents or Other Stock-Based Awards granted to an Employee shall be considered "qualified performance-based compensation" under section 162(m) of the Code. The provisions of this Section 14 shall apply to any such Grants that are to be considered "qualified performance-based compensation" under section 162(m) of the Code. To the extent that Grants of Stock Units, Performance Shares, Stock Awards, Dividend Equivalents or Other Stock-Based Awards designated as "qualified performance-based compensation" under section 162(m) of the Code are made, no such Grant may be made as an alternative to another Grant that is not designated as "qualified performance based compensation" but instead must be separate and apart from all other Grants made.

     (b) Performance Goals. When Stock Units, Performance Shares, Stock Awards, Dividend Equivalents or Other Stock-Based Awards that are to be considered "qualified performance-based compensation" are granted, the Committee shall establish in writing (i) the objective performance goals that must be met, (ii) the period during which performance will be measured, (iii) the maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the Plan and the requirements of section 162(m) of the Code for "qualified performance-based compensation." The performance goals shall satisfy the requirements for "qualified performance-based compensation," including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals, but the Committee may reduce the amount of compensation that is payable upon achievement of the designated performance goals.

     (c) Criteria Used for Objective Performance Goals. The Committee shall use objectively determinable performance goals based on one or more of the following criteria: Stock price, earnings per share of Stock, net earnings, operating earnings, return on assets, stockholder return, return on equity, growth in assets, unit volume, sales, market share, or strategic business criteria consisting of one or more objectives based on meeting specific revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures. The performance goals may relate to the Participant's business unit or the performance of Maritrans, a Subsidiary, or Maritrans and its Subsidiaries as a whole, or any combination of the foregoing. Performance goals need not be uniform as among Participants.

     (d) Timing of Establishment of Goals. The Committee shall establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code.

     (e) Certification of Results. The Committee shall certify and announce the results for the performance period to all Participants after Maritrans announces Maritrans' financial results for the performance period. The Committee shall determine the amount, if any, to be paid pursuant to each Grant based on the achievement of the performance goals and the terms of each Grant Letter.

     (f) Death, Disability or Other Circumstances. The Committee may provide in the Grant Letter that Grants shall be payable, in whole or in part, in the event of the Participant's death or disability, a Change of Control or under other circumstances consistent with the Treasury regulations and rulings under section 162(m) of the Code.

     15.  DEFERRALS

     The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares of Stock that would otherwise be due to the Participant in connection with any Grant. The Committee shall establish rules and procedures for such deferrals, which shall be consistent with the requirements of section 409A of the Code and the corresponding Treasury regulations and rulings.

     16.  WITHHOLDING OF TAXES

     (a) Required Withholding. All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Company may (i) require that the Participant or other person receiving or exercising Grants pay to the Company the amount of any federal, state or local taxes that the Company is required to withhold with respect to such Grants, or (ii) deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Grants.

     (b) Election to Withhold Shares. If the Committee so permits, a Participant may elect to satisfy the Company's tax withholding obligation with respect to Grants paid in Stock by having shares withheld, at the time such Grants become taxable, up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities. In addition, with respect to any required tax withholding amount that exceeds the minimum applicable withholding tax rate, the Committee may permit a Participant to satisfy such tax withholding obligation with respect to such excess amount by providing that the Participant may elect to deliver to the Company shares of Stock owned by the Participant that have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to Maritrans. The elections described in this subsection (b) must be in a form and manner prescribed by the Committee and may be subject to the prior approval of the Committee.

     17.  TRANSFERABILITY OF GRANTS

     (a) In General. Except as provided in this Section 17, only the Participant may exercise rights under a Grant during the Participant's lifetime. A Participant may not transfer those rights except by will or by the laws of descent and distribution, or, with respect to Grants other than Incentive Stock Options, if permitted in any specific case by the Committee, pursuant to a domestic relations order. When a Participant dies, the Successor Participant may exercise such rights in accordance with the terms of the Plan. A Successor Participant must furnish proof satisfactory to Maritrans of his or her right to receive the Grant under the Participant's will or under the applicable laws of descent and distribution.

     (b) Transfer of Nonqualified Stock Options. Notwithstanding the foregoing, the Committee may provide in a Grant Letter that a Participant may transfer Nonqualified Stock Options to family members or other persons or entities, consistent with applicable securities laws, according to such terms as the Committee may determine; provided that the Participant receives no consideration for the transfer of a Nonqualified Stock Option and the transferred Nonqualified Stock Option shall continue to be subject to the same terms and conditions as were applicable to the Nonqualified Stock Option immediately before the transfer.

     18.  CONSEQUENCES OF A CHANGE OF CONTROL

     (a) Notice and Acceleration. Upon a Change of Control, unless the Committee determines otherwise, (i) Maritrans shall provide each Participant with outstanding Grants written notice of such Change of Control, (ii) all outstanding Options and SARs shall automatically accelerate and become fully exercisable, (iii) the restrictions and conditions on all outstanding Stock Awards shall immediately lapse, (iv) Participants holding outstanding Performance Shares shall receive payment in settlement of such Performance Shares, in an amount determined by the Committee, based on the Participant's target payment for the performance period and the portion of the performance period that precedes the Change of Control, (v) all outstanding Stock Units shall become payable in cash or Stock in an amount not less than their target amount, as determined by the Committee, and (vi) Dividend Equivalents and Other Stock-Based Awards shall become fully payable in cash or Stock, in amounts determined by the Committee.

     (b) Assumption of Grants. Upon a Change of Control where Maritrans is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Options and SARs that are not exercised shall be assumed by, or replaced with comparable options and rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other Grants that remain outstanding shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).

     (c) Other Alternatives. Notwithstanding the foregoing, subject to subsection (d) below, in the event of a Change of Control, the Committee may take any of the following actions with respect to any or all outstanding Grants, without the consent of any
Participant: (i) the Committee may require that Participants surrender their outstanding Options and SARs in exchange for a payment by Maritrans, in cash or Stock as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value subject to the Participant's unexercised Options and SARs exceeds the Option Price of the Options or the base amount of the SARs, as applicable, (ii) after giving Participants an opportunity to exercise their outstanding Options and SARs, the Committee may terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate, and (iii) with respect to Participants holding Stock Units, Performance Shares, Dividend Equivalents or Other Stock-Based Awards, the Committee may determine that such Participants shall receive a payment in settlement of such Stock Units, Performance Shares, Dividend Equivalents or Other Stock-Based Awards, in such amount and form as may be determined by the Committee. Such surrender, termination or settlement shall take place as of the date of the Change of Control or such other date as the Committee may specify.

     (d) Committee. The Committee making the determinations under this Section 18 following a Change of Control must be comprised of the same members as those of the Committee immediately before the Change of Control. If the Committee members do not meet this requirement, the automatic provisions of subsections
(a) and (b) shall apply, and the Committee shall not have discretion to vary them.

     19.  REQUIREMENTS FOR ISSUANCE OF SHARES

     No shares of Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance of such shares have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Participant hereunder on such Participant's undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Stock issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

     20.  AMENDMENT AND TERMINATION OF THE PLAN

     (a) Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without approval of the stockholders of Maritrans if such approval is required in order to comply with the Code or applicable laws, or to comply with applicable stock exchange requirements. No amendment or termination of this Plan shall, without the consent of the Participant, impair any rights or obligations under any Grant previously made to the Participant, unless such right has been reserved in the Plan or the Grant Letter, or except as provided in Section 21(b) below.

     (b) No Repricing Without Stockholder Approval. Notwithstanding anything in the Plan to the contrary, the Committee may not reprice Options, nor may the Board amend the Plan to permit repricing of Options, unless the stockholders of Maritrans provide prior approval for such repricing.

     (c) Stockholder Approval for "Qualified Performance-Based Compensation." If Stock Units, Performance Shares, Stock Awards, Dividend Equivalents or Other Stock-Based Awards are granted as "qualified performance-based compensation" under Section 14 above, the Plan must be reapproved by Maritrans' stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the provisions of Section 14, if additional Grants are to be made under Section 14 and if required by section 162(m) of the Code or the regulations thereunder.

     (d) Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its Effective Date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant.

     21.  MISCELLANEOUS

     (a) Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or for other proper corporate purposes, or (ii) limit the right of Maritrans to grant stock options or make other awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving Maritrans in substitution for a grant made by such corporation. The terms and conditions of the substitute Grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. The Committee shall prescribe the provisions of the substitute Grants.

     (b) Compliance with Law. The Plan, the exercise of Options and the obligations of Maritrans to issue or transfer shares of Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of Maritrans that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of Maritrans that the Plan and applicable Grants comply with the applicable provisions of sections 162(m), 409A and 422 of the Code. To the extent that any legal requirement of section 16 of the Exchange Act or sections 162(m), 409A or 422 of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or sections 162(m), 409A or 422 of the Code, that Plan provision shall cease to apply. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Participants. The Committee may, in its sole discretion, agree to limit its authority under this Section.

     (c) Enforceability. The Plan shall be binding upon and enforceable against Maritrans and its successors and assigns.

     (d) Funding of the Plan; Limitation on Rights. This Plan shall be unfunded. Neither Maritrans or any other Company shall be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between Maritrans or any other Company and any Participant or any other person. No Participant or any other person shall under any circumstances acquire any property interest in any specific assets of Maritrans or any other Company. To the extent that any person acquires a right to receive payment from Maritrans hereunder, such right shall be no greater than the right of any unsecured general creditor of Maritrans.

     (e) Rights of Participants. Nothing in this Plan shall entitle any Employee, Consultant, Non-Employee Director or other person to any claim or right to receive a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employment or service of the Company.

     (f) No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

     (g) Employees Subject to Taxation Outside the United States. With respect to Participants who are subject to taxation in countries other than the United States, the Committee may make Grants on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.

     (h) Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Letters issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Florida, without giving effect to the conflict of laws provisions thereof.

                                 MARITRANS INC.

                                      PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING ON APRIL 28, 2005.

     This proxy will be voted as specified by the stockholder. If no specification is made, all shares will be voted as set forth in the proxy statement FOR the election of the Directors and FOR the approval of the 2005 Omnibus Equity Compensation Plan.

     The stockholder(s) represented herein appoint(s) Walter T. Bromfield and Judith M. Cortina, or any of them, proxies with the power of substitution to vote all shares of Common Stock entitled to be voted by said stockholder(s) at the Annual Meeting of Stockholders of Maritrans Inc. to be held at the Renaissance Tampa International Plaza Hotel, 4200 Jim Walter Boulevard, Tampa, FL 33607, on Thursday, April 28, 2005 at 9:00 a.m., and in any adjournment or postponement thereof, as specified in this proxy:

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                        ANNUAL MEETING OF STOCKHOLDERS OF

                                 MARITRANS INC.

                                 April 28, 2005

     Please date, sign and mail your proxy card in the envelope provided as soon as possible.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 1 AND "FOR" ITEM 2.

     PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE /X/

Item 1 - Election of the Directors:
                                           Nominees:
/ / FOR ALL NOMINEES                       Dr. Robert E. Boni       1 Year Term
/ / WITHHOLD AUTHORITY FOR ALL NOMINEES    Dr. Craig E. Dorman      3 Year Term
/ / FOR ALL EXCEPT                         Mr. Brent A. Stienecker  3 Year Term
(see instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here /x/

Item 2 - Approval of the 2005 Omnibus Equity Compensation Plan
         FOR / /    AGAINST / /   ABSTAIN / /

In their discretion, proxies are entitled to vote upon such other matters as may properly come before the meeting, or any adjournment thereof.


                  PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD IN
                                                           THE ENCLOSED ENVELOPE
                  --------------------------------------------------------------

                                        I wish to attend the Annual Meeting of
                                        Maritrans, Inc. Scheduled for Thursday,
                                        April 28, 2005 at 9:00 a.m. in Tampa,
                                        Florida. Please provide me with an
                                        admittance card. / /

                                        Change of Address Please Note Below  / /

Signature of Stockholder ____________________ Date: _________________________

Signature of Stockholder ____________________ Date: _________________________

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.